                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295


                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 17

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.

                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                   38141G 10 4

                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                  July 6, 2001

             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                                              13D

1.  NAMES OF REPORTING PERSONS:  Each of the persons identified on Appendix A.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     As to a group consisting solely of Covered Persons(1)            (a) [x]
     As to a group consisting of persons other than Covered Persons   (b) [x]

3.  SEC USE ONLY

4.  SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to
     Uncovered  Shares(2) (Applies to each person listed on Appendix A.)

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEM 2(d) OR 2(e) (Applies to each  person listed on
     Appendix A.)                                                        [ ]

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                          7.  SOLE VOTING POWER (See Item 6)
           NUMBER OF          As to Covered Shares, 0
            SHARES            As to Uncovered Shares, as stated in Appendix A
          BENEFICIALLY
           OWNED BY       8.  SHARED VOTING POWER (See Item 6) (Applies to each
           REPORTING          person listed on Appendix A.)
            PERSON            252,273,655 Covered Shares held by Covered Persons
             WITH             11,374 Uncovered Shares held by Covered Persons(3)
                              1,670,855 Other Uncovered Shares held by Covered
                              Persons(4)
                              5,455,197 shares held by KAA(5)
                              14,743,610 shares held by SBCM(5)


                          9.  SOLE DISPOSITIVE POWER (See Item 6)
                              As to Covered Shares, less than 1%
                              As to Uncovered Shares, as stated in Appendix A
                          10. SHARED DISPOSITIVE POWER (See Item 6):
                              As to Covered Shares,   0
                              As to Uncovered Shares, as stated in Appendix A

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    253,955,884

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES (Applies to each person listed on  Appendix A.)         [x](6)

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)             52.39%(6)

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.



1    For a definition of this term, please see Item 2.

2    For a definition of this term, please see Item 3.

3 These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

4 These are Uncovered Shares held by 89 private charitable foundations established by 89 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

5 For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

6 Excludes 5,455,197 and 14,743,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A


                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Bradley I. Abelow                                                       0                0                0                 0
Peter C. Aberg                                                          0                0                0                 0
Daniel A. Abut                                  Argentina               0                0                0                 0
Paul M. Achleitner                               Austria                0                0                0                 0
Alberto F. Ades                                 Argentina               0                0                0                 0
Gregory A. Agran                                                        0                0                0                 0
Raanan A. Agus                                                          0                0                0                 0
Jonathan R. Aisbitt                                UK                   0                0                0                 0
Anand Aithal                                       UK                   0                0                0                 0
Elliot M. Alchek                                                        0                0                0                 0
Yusuf A. Aliredha                                Bahrain                0                0                0                 0
Andrew M. Alper                                                         0                0                0                 0
Philippe J. Altuzarra                            France                 0                0                0                 0
Rebecca Amitai                                                          0                0                0                 0
Zarthustra Amrolia                                 UK                   0                0                0                 0
John G. Andrews                                  USA/UK                 0                0                0                 0
Francois Andriot                                 France                 0                0                0                 0
John A. Ashdown                                    UK                   0                0                0                 0
David M. Atkinson                                  UK                   0                0                0                 0
Mitchel J. August                                                       0                0                0                 0
Armen A. Avanessians                                                    0                0                0                 0
Dean C. Backer                                                          0                0                0                 0
William A. Badia                                                        0                0                0                 0
Michiel J. Bakker                            The Netherlands            0                0                0                 0
Mark E. Bamford                                                         0                0                0                 0
John S. Barakat                                                         0                0                0                 0
Adam P. Barrett                                    UK                   0                0                0                 0
Christopher M. Barter                                                   0                0                0                 0
Christopher A. Bates                                                    0                0                0                 0
Barbara J. Basser-Bigio                                                 0                0                0                 0
Carl-Georg Bauer-Schlichtegroll                  Germany                0                0                0                 0
David Baum                                                              0                0                0                 0
Patrick Y. Baune                                 France                 0                0                0                 0
Frank A. Bednarz                                                        0                0                0                 0
Jonathan A. Beinner                                                     0                0                0                 0
Janet L. Bell                                                           0                0                0                 0
Ron E. Beller                                                           0                0                0                 0
Tarek M. Ben Halim                            Saudi Arabia              0                0                0                 0
Kenneth Berents                                                         0                0                0                 0
Milton R. Berlinski                          The Netherlands            0                0                0                 0
Andrew S. Berman                                                        0                0                0                 0
Frances R. Bermanzohn                                                   0                0                0                 0
Anthony D. Bernbaum                                UK                   0                0                0                 0
Stuart N. Bernstein                                                     0                0                0                 0
Thomas P. Berquist                                                      0                0                0                 0
Robert A. Berry                                    UK                   0                0                0                 0
John D. Bertuzzi                                                        0                0                0                 0
Elizabeth E. Beshel                                                     0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Andrew M. Bevan                                    UK                   0                0                0                 0
Jean-Luc Biamonti                                Monaco                 0                0                0                 0
James J. Birch                                     UK                   0                0                0                 0
Gary D. Black                                                           0                0                0                 0
Lloyd C. Blankfein                                                      0                0                0                 0
Abraham Bleiberg                                 Mexico                 0                0                0                 0
David W. Blood                                                          0                0                0                 0
Randall A. Blumenthal                                                   0                0                0                 0
David R. Boles                                                          0                0                0                 0
Antonio Borges                                  Portugal                0                0                0                 0
Alastair M. Borthwick                              UK                   0                0                0                 0
Alison L. Bott                                     UK                   0                0                0                 0
Charles W.A. Bott                                  UK                   0                0                0                 0
Charles C. Bradford III                                                 0                0                0                 0
Benjamin S. Bram                                                        0                0                0                 0
Graham Branton                                     UK                   0                0                0                 0
Thomas C. Brasco                                                        0                0                0                 0
Alan J. Brazil                                                          0               200               0                200
Daniel G. Brennan                                                       0                0                0                 0
Peter L. Briger, Jr.                                                    0                0                0                 0
Craig W. Broderick                                                      0                0                0                 0
Richard J. Bronks                                  UK                   0                0                0                 0
Peter M. Brooks                                                         0                0                0                 0
Edward A. Brout                                                         0                0                0                 0
Charles K. Brown                                   UK                   0                0                0                 0
James K. Brown                                                          0                0                0                 0
Julian J. Brown                                    UK                   0                0                0                 0
Kathleen Brown                                                          0                0                0                 0
Melissa R. Brown                                                        0                0                0                 0
Peter D. Brundage                                                       0                0                0                 0
John J. Bu                                                              0                0                0                 0
Lawrence R. Buchalter                                                   0                0                0                 0
Mark J. Buisseret                                  UK                   0                0                0                 0
Steven M. Bunson                                                        0                0                0                 0
Timothy B. Bunting                                 UK                   0                0                0                 0
Andrew J. Burke-Smith                            Canada                 0                0                0                 0
David D. Burrows                                                        0                0                0                 0
Michael S. Burton                                  UK                   0                0                0                 0
George H. Butcher III                                                   0                0                0                 0
Mary D. Byron                                                           0                0                0                 0
Andrew Cader                                                            0                0                0                 0
Lawrence V. Calcano                                                     0                0                0                 0
Elizabeth V. Camp                                                       0                0                0                 0
John D. Campbell                                                        0                0                0                 0
Laurie G. Campbell                               Canada                 0                0                0                 0
Richard M. Campbell-Breeden                        UK                   0                0                0                 0
Carmine C. Capossela                                                    0                0                0                 0
Mark M. Carhart                                                         0                0                0                 0
Mark J. Carlebach                                                       0                0                0                 0
Mariafrancesca Carli                              Italy                 0                0                0                 0
Anthony H. Carpet                                                       0                0                0                 0
Michael J. Carr                                                         0                0                0                 0


                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Christopher J. Carrera                                                  0                0                0                 0
Mark Carroll                                                            0                0                0                 0
Virginia E. Carter                                                      0                0                0                 0
Calvin R. Carver, Jr.                                                   0                0                0                 0
Mary Ann Casati                                                         0                0                0                 0
Chris Casciato                                                          0                0                0                 0
Mark A. Castellano                                                      0                0                0                 0
Varkki P. Chacko                                USA/India               0                0                0                 0
David K. Chang                                   Taiwan                 0                0                0                 0
Amy L. Chasen                                                           0                0                0                 0
Sacha A. Chiaramonte                             Germany                0                0                0                 0
Andrew A. Chisholm                               Canada                 0                0                0                 0
W. Reed Chisholm, II                                                  489                0              489                 0
Robert J. Christie                                                      0                0                0                 0
Todd J. Christie                                                        0                0                0                 0
Jane P. Chwick                                                          0                0                0                 0
Peter T. Cirenza                                                        0                0                0                 0
Geoffrey G. Clark                                Canada                 0                0                0                 0
Kent A. Clark                                    Canada                 0                0                0                 0
Maura J. Clark                                   Canada                 0                0                0                 0
Catherine M. Claydon                             Canada                 0                0                0                 0
Zachariah Cobrinik                                                      0                0                0                 0
Michael D. Cochrane                              Canada                 0                0                0                 0
Abby Joseph Cohen                                                       0                0                0                 0
Lawrence A. Cohen                                                     200                0              200                 0
Lawrence H. Cohen                                                       0                0                0                 0
Marc I. Cohen                                                           0                0                0                 0
Gary D. Cohn                                                            0                0                0                 0
Christopher A. Cole                                                     0                0                0                 0
Timothy J. Cole                                                         0                0                0                 0
Robert G. Collins                                                       0                0                0                 0
Marcus R. Colwell                                                       0                0                0                 0
Peter H. Comisar                                                        0                0                0                 0
Laura C. Conigliaro                                                     0                0                0                 0
William Connell                                                         0                0                0                 0
Llewellyn C. Connolly                                                   0                0                0                 0
Thomas G. Connolly                             Ireland/USA              0                0                0                 0
Frank T. Connor                                                         0                0                0                 0
Donna L. Conti                                                          0                0                0                 0
Karen R. Cook                                      UK                   0                0                0                 0
Edith W. Cooper                                                         0                0                0                 0
Philip A. Cooper                                                        0                0                0                 0
Carlos A. Cordeiro                                                      0                0                0                 0
Henry Cornell                                                           0                0                0                 0
E. Gerald Corrigan                                                      0                0                0                 0
Jon S. Corzine                                                          0                0                0                 0
Claudio Costamagna                                Italy                 0                0                0                 0
James A. Coufos                                                         0                0                0                 0
Frank L. Coulson, Jr.                                                   0                0                0                 0
Kenneth Courtis                                                         0                0                0                 0
Eric J. Coutts                                     UK                   0                0                0                 0
Beverley M. Covell                                 UK                   0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Randolph L. Cowen                                                       0                0                0                 0
Meyrick Cox                                        UK                   0                0                0                 0
Brahm S. Cramer                                  Canada                 0                0                0                 0
Nicholas P. Crapp                                  UK                   0                0                0                 0
Neil D. Crowder                                                         0                0                0                 0
Michael L. Crowl                                                        0                0                0                 0
Eduardo A. Cruz                                                         0                0                0                 0
John P. Curtin, Jr.                                                     0                0                0                 0
John W. Curtis                                                          0                0                0                 0
Michael D. Daffey                               Australia               0                0                0                 0
Stephen C. Daffron                                                      0                0                0                 0
Paul B. Daitz                                                           0                0                0                 0
John S. Daly                                     Ireland                0                0                0                 0
Philip M. Darivoff                                                      0                0                0                 0
Matthew S. Darnall                                                      0                0                0                 0
Timothy D. Dattels                               Canada                 0                0                0                 0
Gavyn Davies                                       UK                   0                0                0                 0
Michael H. Davis                                                        0                0                0                 0
Michael G. De Lathauwer                          Belgium                0                0                0                 0
Jean A. De Pourtales                            France/UK               0                0                0                 0
Luigi de Vecchi                                   Italy                 0                0                0                 0
David A. Dechman                                                        0                0                0                 0
Mark Dehnert                                                            0                0                0                 0
Paul C. Deighton                                   UK                   0                0                0                 0
James Del Favero                                Australia               0                0                0                 0
Juan A. Del Rivero                                Spain                 0                0                0                 0
Robert V. Delaney, Jr.                                                  0                0                0                 0
Joseph Della Rosa                                                       0                0                0                 0
Emanuel Derman                                                          0                0                0                 0
Neil V. DeSena                                                          0                0                0                 0
Martin R. Devenish                                 UK                   0                0                0                 0
Andrew C. Devenport                                UK                   0                0                0                 0
Stephen D. Dias                                    UK                   0                0                0                 0
Armando A. Diaz                                                         0                0                0                 0
Alexander C. Dibelius                            Germany                0                0                0                 0
Stephen J. DiLascio                                                     0                0                0                 0
James D. Dilworth                                                       0                0                0                 0
Paul M. DiNardo                                                         0                0                0                 0
Simon P. Dingemans                                 UK                   0                0                0                 0
Joseph P. DiSabato                                                      0                0                0                 0
Sandra D'Italia                                                         0                0                0                 0
Michele I. Docharty                                                     0                0                0                 0
Paula A. Dominick                                                       0                0                0                 0
Noel B. Donohoe                                  Ireland                0                0                0                 0
Suzanne O. Donohoe                                                      0                0                0                 0
James H. Donovan                                                        0                0                0                 0
Jana Hale Doty                                                          0                0                0                 0
Robert G. Doumar, Jr.                                                   0                0                0                 0
Thomas M. Dowling                                                       0                0                0                 0
John O. Downing                                                         0                0                0                 0
Michael B. Dubno                                                        0                0                0                 0
Connie K. Duckworth                                                     0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------

William C. Dudley                                                       0                0                0                 0
Donald J. Duet                                                          0                0                0                 0
Brian J. Duffy                                                          0                0                0                 0
Brian Duggan                                                            0                0                0                 0
Matthieu B. Duncan                                                      0                0                0                 0
C. Steven Duncker                                                       0                0                0                 0
Karlo J. Duvnjak                                 Canada                 0                0                0                 0
Jay S. Dweck                                                            0                0                0                 0
Michael L. Dweck                                                        0                0                0                 0
Gordon E. Dyal                                                          0                0                0                 0
Isabelle Ealet                                   France                 0                0                0                 0
Glenn P. Earle                                     UK                   0                0                0                 0
Seaborn S. Eastland                                                     0                0                0                 0
Paul S. Efron                                                           0                0                0                 0
Herbert E. Ehlers                                                       0                0                0                 0
Alexander S. Ehrlich                                                    0                0                0                 0
John E. Eisenberg                                                       0                0                0                 0
Gary L. Eisenreich                                                      0                0                0                 0
Edward K. Eisler                                 Austria                0                0                0                 0
Jason H. Ekaireb                                   UK                   0                0                0                 0
Gregory H. Ekizian                                                      0                0                0                 0
Aubrey J. Ellis                                                         0                0                0                 0
Glenn D. Engel                                                          0                0                0                 0
Earl S. Enzer                                                           0                0                0                 0
Christopher H. Eoyang                                                   0                0                0                 0
Davide G. Erro                                    Italy                 0                0                0                 0
Michael P. Esposito                                                     0                0                0                 0
George C. Estey                                  Canada                 0                0                0                 0
Mark D. Ettenger                                                        0                0                0                 0
Bruce J. Evans                                                          0                0                0                 0
Ian J. Evans                                       UK                   0                0                0                 0
J. Michael Evans                                 Canada                 0                0                0                 0
W. Mark Evans                                    Canada                 0                0                0                 0
Charles P. Eve                                     UK                   0                0                0                 0
Brian F. Farr                                                           0                0                0                 0
Elizabeth C. Fascitelli                                                 0                0                0                 0
Jeffrey F. Fastov                                                       0                0                0                 0
Pieter Maarten Feenstra                      The Netherlands            0                0                0                 0
Norman Feit                                                             0                0                0                 0
Steven M. Feldman                                                       0                0                0                 0
Laurie R. Ferber                                                        0                0                0                 0
John A. Ferro, Jr.                                                      0                0                0                 0
Robert P. Fisher, Jr.                                                   0                0                0                 0
Lawton W. Fitt                                                          0                0                0                 0
Stephen C. Fitzgerald                           Australia               0                0                0                 0
Thomas M. Fitzgerald III                                                0                0                0                 0
Daniel M. Fitzpatrick                                                   0                0                0                 0
James A. Fitzpatrick                                                    0                0                0                 0
David N. Fleischer                                                      0                0                0                 0
David B. Ford                                                           0               134               0                134
Edward C. Forst                                                         0                0                0                 0
George B. Foussianes                                                    0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Oliver L. Frankel                                                       0                0                0                 0
Randy W. Frankel                                                        0                0                0                 0
Matthew T. Fremont-Smith                                                0                0                0                 0
Christopher G. French                              UK                   0                0                0                 0
Timothy G. Freshwater                              UK                   0                0                0                 0
Jacob Y. Friedman                                                       0                0                0                 0
Richard A. Friedman                                                     0                0                0                 0
Matthias K. Frisch                             Switzerland              0                0                0                 0
Robert K. Frumkes                                                       0                0                0                 0
C. Douglas Fuge                                                         0                0                0                 0
Shirley Fung                                       UK                   0                0                0                 0
Joseph D. Gatto                                                         0                0                0                 0
Emmanuel Gavaudan                                France                 0                0                0                 0
Nicholas J. Gaynor                                 UK                   0                0                0                 0
Richard A. Genna                                                        0                0                0                 0
Eduardo B. Gentil                                                       0                0                0                 0
Peter C. Gerhard                                                        0                0                0                 0
Kenneth K. Gershenfeld                                                  0                0                0                 0
Rajiv A. Ghatalia                                 India                 0                0                0                 0
Robert R. Gheewalla                                                     0                0                0                 0
Nomi P. Ghez                                   Israel/USA               0                0                0                 0
Scott A. Gieselman                                                      0                0                0                 0
Gary T. Giglio                                                          0                0                0                 0
H. John Gilbertson, Jr.                                                 0                0                0                 0
Nicholas G. Giordano                                                    0              300                0               300
Joseph H. Gleberman                                                     0                0                0                 0
Richard J. Gnodde                         Ireland/South Africa          0                0                0                 0
Charles G. Goetz                                                        0                0                0                 0
Jeffrey B. Goldenberg                                                   0            2,860(7)             0             2,860(7)
Jacob D. Goldfield                                                      0                0                0                 0
Gary F. Goldring                                                        0                0                0                 0
James S. Golob                                                          0                0                0                 0
Amy O. Goodfriend                                                       0                0                0                 0
Jay S. Goodgold                                                         0                0                0                 0
Andrew M. Gordon                                                        0                0                0                 0
Anthony J. Gordon                                                       0                0                0                 0
Roger H. Gordon                                                         0                0                0                 0
Robert D. Gottlieb                                                      0                0                0                 0
Gregory M. Gould                                                        0                0                0                 0
Frank J. Governali                                                      0                0                0                 0
Lorenzo Grabau                                    Italy                 0                0                0                 0
Geoffrey T. Grant                                                       0                0                0                 0
William M. Grathwohl                                                    0                0                0                 0
Pedro Gonzalez Grau                               Spain                 0                0                0                 0
Thomas J. Gravina                                                     200                0              200                 0
Michael J. Graziano                                                     0                0                0                 0
Carmen A. Greco                                                         0                0                0                 0
David J. Greenwald                                                      0                0                0                 0
Louis S. Greig                                     UK                   0                0                0                 0

_________________________
(7) Shared with family members.

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
William W. Gridley                                                      0                0                0                 0
Peter W. Grieve                                                         0                0                0                 0
Christopher Grigg                                  UK                   0                0                0                 0
Edward Sebastian Grigg                          UK/France               0                0                0                 0
Michael Grindfors                                Sweden                 0                0                0                 0
Douglas C. Grip                                                         0                0                0                 0
Peter Gross                                                             0                0                0                 0
Eric P. Grubman                                                         0                0                0                 0
Celeste A. Guth                                                         0                0                0                 0
Edward S. Gutman                                                        0                0                0                 0
Joseph D. Gutman                                                        0                0                0                 0
Douglas A. Guzman                                Canada                 0                0                0                 0
Erol Hakanoglu                                   Turkey                 0                0                0                 0
David R. Hansen                                 Australia               0                0                0                 0
Roger C. Harper                                                         0                0                0                 0
Charles T. Harris III                                                   0                0                0                 0
Robert S. Harrison                                                      0                0                0                 0
Shelley A. Hartman                                                      0                0                0                 0
Paul R. Harvey                                                          0                0                0                 0
Arthur J. Hass                                                          0                0                0                 0
Arne K. Hassel                                   Sweden                 0                0                0                 0
Nobumichi Hattori                                 Japan                 0                0                0                 0
Stephen J. Hay                                     UK                   0                0                0                 0
Walter H. Haydock                                                       0                0                0                 0
Isabelle Hayen                                   Belgium                0                0                0                 0
Keith L. Hayes                                     UK                   0                0                0                 0
Thomas J. Healey                                                        0                0                0                 0
John P. Heanue                                                          0                0                0                 0
Robert C. Heathcote                                UK                   0                0                0                 0
Sylvain M. Hefes                                 France                 0                0                0                 0
Douglas C. Heidt                                                        0                0                0                 0
David B. Heller                                                         0                0                0                 0
Steven M. Heller                                                        0                0                0                 0
William L. Hemphill                                                     0                0                0                 0
Ruud G. Hendriks                             The Netherlands            0                0                0                 0
David P. Hennessey                                                      0                0                0                 0
R. Douglas Henderson                                                    0                0                0                 0
David L. Henle                                                          0                0                0                 0
Mary C. Henry                                                           0                0                0                 0
Peter C. Herbert                                                        0                0                0                 0
Raimund W. Herden                                Germany                0                0                0                 0
Carl H. Hewitt                                                          0             1000(8)             0              1000(8)
Bruce A. Heyman                                                         0                0                0                 0
Stephen Hickey                                                          0                0                0                 0
Robert E. Higgins                                                       0                0                0                 0
Joanne M. Hill                                                          0                0                0                 0
M. Roch Hillenbrand                                                     0                0                0                 0
Donald W. Himpele                                                       0                0                0                 0
Kenneth W. Hitchner                                                     0                0                0                 0
Maykin Ho                                                               0                0                0                 0

_________________________
(8) Shared with family members.

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Timothy E. Hodgson                               Canada                 0                0                0                 0
Jacquelyn M. Hoffman-Zehner                      Canada                 0                0                0                 0
Richard R. Hogan                                                        0                0                0                 0
Christopher G. Hogg                          New Zealand/USA            0                0                0                 0
Daniel E. Holland III                                                   0                0                0                 0
Teresa E. Holliday                                                      0                0                0                 0
Peter Hollmann                                   Germany                0                0                0                 0
Philip Holzer                                    Germany                0                0                0                 0
Gregory T. Hoogkamp                                                     0                0                0                 0
Thomas J. Hopkins                                                       0                0                0                 0
Jay D. Horine                                                           0                0                0                 0
Robert D. Hormats                                                       0                0                0                 0
Robert G. Hottensen, Jr.                                              528                0              528                 0
Michael R. Housden                                 UK                   0                0                0                 0
Zu Liu Frederick Hu                               China                 0                0                0                 0
Paul J. Huchro                                                          0                0                0                 0
James A. Hudis                                                          0                0                0                 0
Terry P. Hughes                                  Ireland                0                0                0                 0
Bimaljit S. Hundal                                 UK                   0                0                0                 0
Edith A. Hunt                                                           0                0                0                 0
Susan J. Hunt                                      UK                   0                0                0                 0
Fern Hurst                                                              0                0                0                 0
Robert J. Hurst                                                         0                0                0                 0
Elizabeth A. Husted                                                     0                0                0                 0
Walter V. Hutcherson                                                    0                0                0                 0
John S. Iglehart                                                        0                0                0                 0
Toni Infante                                                            0                0                0                 0
Francis J. Ingrassia                                                    0                0                0                 0
Timothy J. Ingrassia                                                    0                0                0                 0
Margaret H. Isdale                                                      0                0                0                 0
Hideki Ishibashi                                  Japan                 0                0                0                 0
Masahiro Iwano                                    Japan                 0                0                0                 0
Raymond J. Iwanowski                                                    0                0                0                 0
Walter A. Jackson                                                       0                0                0                 0
William L. Jacob III                                                    0                0                0                 0
Ronald H. Jacobe, Jr.                                                   0                0                0                 0
Mark M. Jacobs                                                          0                0                0                 0
Arthur L. Jacobson, Jr.                                                 0                0                0                 0
James A. Jacobson                                                       0                0                0                 0
Robert J. Jacobson, Jr.                                                 0                0                0                 0
Richard I. Jaffee                                                       0                0                0                 0
Reuben Jeffery III                                                      0                0                0                 0
Stefan J. Jentzsch                               Germany                0                0                0                 0
Andrew R. Jessop                                   UK                   0                0                0                 0
Dan H. Jester                                                           0                0                0                 0
Thomas Jevon                                                            0                0                0                 0
Daniel J. Jick                                                          0                0                0                 0
David M. Jimenez-Blanco                           Spain                 0                0                0                 0
Peter T. Johnston                                                       0                0                0                 0
Robert H. Jolliffe                                 UK                   0                0                0                 0
Andrew J. Jonas                                                         0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Robert C. Jones                                                         0                0                0                 0
Roy R. Joseph                                    Guyana                 0                0                0                 0
Chansoo Joung                                                           0                0                0                 0
Marc H. Jourdren                                 France                 0                0                0                 0
Andrew J. Kaiser                                                        0                0                0                 0
Fred J. Kambeitz                                                        0                0                0                 0
Ann F. Kaplan                                                          21                0               21                 0
Barry A. Kaplan                                                         0                0                0                 0
David A. Kaplan                                                         0                0                0                 0
Jason S. Kaplan                                                         0                0                0                 0
Robert S. Kaplan                                                        0                0                0                 0
Scott B. Kapnick                                                        0                0                0                 0
Atul Kapur                                        India                 0                0                0                 0
Erland S. Karlsson                               Sweden                 0                0                0                 0
James M. Karp                                                           0                0                0                 0
Richard Katz                                                            0                0                0                 0
Robert J. Katz                                                          0                0                0                 0
James C. Katzman                                                        0                0                0                 0
David K. Kaugher                                                        0                0                0                 0
Tetsuya Kawano                                    Japan                 0                0                0                 0
R. Mark Keating                                                         0                0                0                 0
Peter R. Kellogg                                                        0                0                0                 0
John L. Kelly                                                           0                0                0                 0
Carsten Kengeter                                 Germany                0                0                0                 0
Kevin W. Kennedy                                                        0                0                0                 0
Gioia M. Kennett                                                        0                0                0                 0
William J. Kenney                                                       0                0                0                 0
Thomas J. Kenny                                                         0                0                0                 0
Steven Kerr                                                             0                0                0                 0
Lawrence S. Keusch                                                      0                0                0                 0
Rustom N. Khandalavala                                                  0                0                0                 0
Philippe Khuong-Huu                              France                 0                0                0                 0
Peter A. Kiernan                                   UK                   0                0                0                 0
Peter D. Kiernan III                                                    0                0                0                 0
James T. Kiernan, Jr.                                                   0                0                0                 0
Sun Bae Kim                                      Canada                 0                0                0                 0
Douglas W. Kimmelman                                                    0                0                0                 0
Colin E. King                                    Canada                 0                0                0                 0
Robert C. King, Jr.                                                     0                0                0                 0
Adrian P. Kingshott                                UK                   0                0                0                 0
Timothy M. Kingston                                                     0                0                0                 0
Frank J. Kinney, III                                                    0                0                0                 0
Lincoln Kinnicutt                                                       0                0                0                 0
Shigeki Kiritani                                  Japan                 0                0                0                 0
Ewan M. Kirk                                       UK                   0                0                0                 0
Daniel H. Klebes II                                                     0                0                0                 0
Michael K. Klingher                                                     0                0                0                 0
Jonathan R. Knight                                 UK                   0                0                0                 0
Bradford C. Koenig                                                      0                0                0                 0
Mark J. Kogan                                                           0                0                0                 0
Stanley Kogelman                                                        0                0                0                 0
John T. Koh                                     Singapore               0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Jonathan L. Kolatch                                                     0                0                0                 0
Richard E. Kolman                                                       0                0                0                 0
Philip J. Kopp III                                                      0                0                0                 0
David J. Kostin                                                         0                0                0                 0
Koji Kotaka                                       Japan                 0                0                0                 0
Peter S. Kraus                                                         15                0               15                 0
Mary Lyn Valkenburg Kurish                                              0                0                0                 0
Lawrence Kutscher                                                       0                0                0                 0
Peggy A. Lamb                                                           0                0                0                 0
David G. Lambert                                                        0                0                0                 0
Thomas K. Lane                                                          0                0                0                 0
Bruce M. Larson                                                         0                0                0                 0
Thomas D. Lasersohn                                                     0                0                0                 0
Anthony D. Lauto                                                        0                0                0                 0
John J. Lauto                                                           0                0                0                 0
Matthew Lavicka                                                         0                0                0                 0
Peter T. Lawler                                                         0                0                0                 0
David N. Lawrence                                                       0                0                0                 0
Peter Layton                                                            0                0                0                 0
Susan R. Leadem                                                         0                0                0                 0
Andrew D. Learoyd                                  UK                   0                0                0                 0
Chang-Ho J. Lee                              USA/South Korea            0                0                0                 0
Donald C. Lee                                                           0                0                0                 0
Gregory D. Lee                                  Australia               0                0                0                 0
Kenneth H. M. Leet                                                      0                0                0                 0
Anthony J. Leitner                                                      0                0                0                 0
Todd W. Leland                                                          0                0                0                 0
Paulo C. Leme                                                           0                0                0                 0
Remco O. Lenterman                           The Netherlands            0                0                0                 0
Hughes B. Lepic                                  France                 0                0                0                 0
Alan B. Levande                                                         0                0                0                 0
Johan H. Leven                                   Sweden                 0                0                0                 0
Stephen M. Levick                                                       0                0                0                 0
Ronald S. Levin                                                         0                0                0                 0
Jack Levy                                                               0                0                0                 0
Richard J. Levy                                    UK                   0                0                0                 0
Tobin V. Levy                                                           0                0                0                 0
P. Jeremy Lewis                                                         0                0                0                 0
Thomas B. Lewis, Jr.                                                    0                0                0                 0
Mark E. Leydecker                                                       0                0                0                 0
Matthew G. L'Heureux                                                    0                0                0                 0
Michael Liberman                                                        0                0                0                 0
George C. Liberopoulos                         Canada/USA               0                0                0                 0
Gwen R. Libstag                                                         0                0                0                 0
Stephen C. Lichtenauer                                                  0                0                0                 0
Roger A. Liddell                                   UK                   0                0                0                 0
Richard J. Lieb                                                         0                0                0                 0
Mitchell J. Lieberman                                                   0                0                0                 0
Richerd C. Lightburn                                                    0                0                0                 0
Susan S. Lin                                  Hong Kong/USA             0                0                0                 0
Syaru Shirley Lin                                                       0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Josephine Linden                                   UK                   0                0                0                 0
Lawrence H. Linden                                                      0                0                0                 0
Anthony W. Ling                                    UK                   0                0                0                 0
Laura A. Liswood                                                        0                0                0                 0
Bonnie S. Litt                                                          0                0                0                 0
Robert Litterman                                                        0                0                0                 0
Robert H. Litzenberger                                                  0                0                0                 0
David McD. A. Livingstone                       Australia               0                0                0                 0
Douglas F. Londal                                                       0                0                0                 0
Jacques M. Longerstaey                         USA/Belgium              0                0                0                 0
Joseph Longo                                                            0                0                0                 0
Jonathan M. Lopatin                                                     0                0                0                 0
Francisco Lopez-Balboa                                                  0                0                0                 0
Victor M. Lopez-Balboa                                                  0                0                0                 0
Antigone Loudiadis                                 UK                   0                0                0                 0
Michael C. Luethke                                                      0                0                0                 0
Kevin L. Lundeen                                                        0                0                0                 0
Michael R. Lynch                                                        0                0                0                 0
Peter B. MacDonald                                 UK                   0                0                0                 0
Mark G. Machin                                     UK                   0                0                0                 0
Shogo Maeda                                       Japan                 0                0                0                 0
John A. Mahoney                                                         0                0                0                 0
Sean O. Mahoney                                                         0                0                0                 0
Russell E. Makowsky                                                     0                0                0                 0
Peter G. C. Mallinson                              UK                   0                0                0                 0
John V. Mallory                                                         0                0                0                 0
Kathleen M. Maloney                                                     0                0                0                 0
Charles G. R. Manby                                UK                   0                0                0                 0
Robert S. Mancini                                                       0                0                0                 0
Barry A. Mannis                                                         0                0                0                 0
Arthur S. Margulis, Jr.                                                 0                0                0                 0
Carmen Marino                                                           0                0                0                 0
Jorge O. Mariscal                                Mexico                 0                0                0                 0
Richard J. Markowitz                                                    0                0                0                 0
Ronald G. Marks                                                         0                0                0                 0
Robert J. Markwick                                 UK                   0                0                0                 0
Nicolas I. Marovich                                                     0                0                0                 0
Eff W. Martin                                                           0                0                0                 0
Jacques Martin                                   Canada                 0                0                0                 0
John J. Masterson                                                       0                0                0                 0
David J. Mastrocola                                                     0                0                0                 0
Blake W. Mather                                                         0                0                0                 0
Kathy M. Matsui                                                         0                0                0                 0
Tadanori Matsumura                                Japan                 0                0                0                 0
Karen A. Matte                                                         60                0               60                 0
Heinz Thomas Mayer                               Germany                0                0                0                 0
Thomas J. McAdam                                                       18                0               18                 0
Richard F. McArdle                                                      0                0                0                 0
John J. McCabe                                                          0                0                0                 0
Theresa E. McCabe                                                       0                0                0                 0
Joseph M. McConnell                                                     0                0                0                 0
Lynn M. McCormick                                                       0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Mark E. McGoldrick                                                      0                0                0                 0
Joseph P. McGrath, Jr.                                                  0                0                0                 0
Stephen J. McGuinness                                                   0                0                0                 0
Tracy K. McHale Stuart                                                  0                0                0                 0
John C. McIntire                                                        0                0                0                 0
John W. McMahon                                                         0                0                0                 0
Geraldine F. McManus                                                    0                0                0                 0
James A. McNamara                                                       0              215                0               215
Richard P. McNeil                                Jamaica                0                0                0                 0
Audrey A. McNiff                                                        0                0                0                 0
Anne Welsh McNulty                                                      0                0                0                 0
John P. McNulty                                                         0                0                0                 0
Robert A. McTamaney                                                     0                0                0                 0
E. Scott Mead                                                           0                0                0                 0
Sharon I. Meers                                                         0                0                0                 0
David M. Meerschwam                          The Netherlands            0                0                0                 0
Sanjeev K. Mehra                                  India                 0                0                0                 0
Christian A. Meissner                            Austria                0                0                0                 0
Michael C. Melignano                                                    0                0                0                 0
Michael A. Mendelson                                                    0                0                0                 0
Amos Meron                                     USA/Israel               0                0                0                 0
T. Willem Mesdag                                                        0                0                0                 0
Andrew L. Metcalfe                                 UK                   0                0                0                 0
Michael R. Miele                                                        0                0                0                 0
Lowell J. Millar                                                        0                0                0                 0
Gunnar T. Miller                                                        0                0                0                 0
Kenneth A. Miller                                                       0                0                0                 0
Therese L. Miller                                                       0                0                0                 0
James E. Milligan                                                       0                0                0                 0
Eric M. Mindich                                                         0                0                0                 0
Peter A. Mindnich                                                       0                0                0                 0
John J. Minio                                                           0                0                0                 0
Luciana D. Miranda                               Brazil                 0                0                0                 0
Edward S. Misrahi                                 Italy                 0                0                0                 0
Steven T. Mnuchin                                                       0                0                0                 0
Masanori Mochida                                  Japan                 0                0                0                 0
Douglas D. Moffitt                                                      0                0                0                 0
Karsten N. Moller                                Denmark                0                0                0                 0
Thomas K. Montag                                                        0                0                0                 0
William C. Montgomery                                                   0                0                0                 0
Wayne L. Moore                                                          0                0                0                 0
Yukihiro Moroe                                    Japan                 0                0                0                 0
R. Scott Morris                                                         0                0                0                 0
Robert B. Morris III                                                    0                0                0                 0
Richard S. Morse                                   UK                   0                0                0                 0
Jeffrey M. Moslow                                                       0                0                0                 0
Sharmin Mossavar-Rahmani                           UK                   0                0                0                 0
Gregory T. Mount                                                        0                0                0                 0
Ian Mukherjee                                      UK                   0                0                0                 0
Edward A. Mule                                                          0                0                0                 0
Timothy R. Mullen                                                       0                0                0                 0
Eric D. Mullins                                                         0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Donald J. Mulvihill                                                     0                0                0                 0
Patrick E. Mulvihill                             Ireland                0                0                0                 0
Richard A. Murley                                  UK                   0                0                0                 0
Patrick E. Murphy                                                       0                0                0                 0
Philip D. Murphy                                                       43                0               43                 0
Raymond T. Murphy                                                       0                0                0                 0
Thomas S. Murphy, Jr.                                                   0                0                0                 0
Gaetano J. Muzio                                                        0                0                0                 0
Michiya Nagai                                     Japan                 0                0                0                 0
Gabrielle U. Napolitano                                                 0                0                0                 0
Avi M. Nash                                                             0                0                0                 0
Trevor P. Nash                                     UK                   0                0                0                 0
Kevin D. Naughton                                                     112                0              112                 0
Warwick M. Negus                                Australia               0                0                0                 0
Daniel M. Neidich                                                      44                0               44                 0
Kipp M. Nelson                                                          0                0                0                 0
Leslie S. Nelson                                                        0                0                0                 0
Robin Neustein                                                          0                0                0                 0
Geoffrey W. Nicholson                              UK                   0                0                0                 0
Duncan L. Niederauer                                                    0                0                0                 0
Theodore E. Niedermayer                        USA/France               0                0                0                 0
Susan M. Noble                                     UK                   0                0                0                 0
Markus J. Noe-Nordberg                           Austria                0                0                0                 0
Suok J. Noh                                                             0                0                0                 0
Suzanne M. Nora Johnson                                                 0                0                0                 0
Christopher K. Norton                                                   0                0                0                 0
Michael E. Novogratz                                                    0                0                0                 0
Jay S. Nydick                                                           0                0                0                 0
Katherine K. Oakley                                                     0                0                0                 0
Alok Oberoi                                       India                 0                0                0                 0
Fergal J. O'Driscoll                             Ireland                0                0                0                 0
David Ogens                                                             0                0                0                 0
Jinsuk T. Oh                                   South Korea              0                0                0                 0
L. Peter O'Hagan                                 Canada                 0                0                0                 0
John C. O'Hara                                                          0                0                0                 0
Terence J. O'Neill                                 UK                   0                0                0                 0
Timothy J. O'Neill                                                      0                0                0                 0
Richard T. Ong                                  Malaysia                0                0                0                 0
Ronald M. Ongaro                                                        0                0                0                 0
Taneki Ono                                        Japan                 0                0                0                 0
Donald C. Opatrny, Jr.                                                  0                0                0                 0
Daniel P. Opperman                                                      0                0                0                 0
Daniel B. O'Rourke                                                      0                0                0                 0
Calum M. Osborne                                   UK                   0                0                0                 0
Robert J. O'Shea                                                        0                0                0                 0
Joel D. Ospa                                                            0                0                0                 0
Greg M. Ostroff                                                         0                0                0                 0
Nigel M. O'Sullivan                                UK                   0                0                0                 0
Terence M. O'Toole                                                      0                0                0                 0
Brett R. Overacker                                                      0                0                0                 0
Robert J. Pace                                                          0                0                0                 0
Gregory K. Palm                                                         0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Bryant F. Pantano                                                       0                0                0                 0
James R. Paradise                                  UK                   0                0                0                 0
Mukesh K. Parekh                                                        0                0                0                 0
Geoffrey M. Parker                                                      0                0                0                 0
Michael L. Pasternak                               UK                   0                0                0                 0
Ketan J. Patel                                     UK                   0                0                0                 0
Melissa B. Patrusky                                                     0                0                0                 0
Henry M. Paulson, Jr.                                                   0                0                0                 0
Arthur J. Peponis                                                     285                0              285                 0
David E. Perlin                                                         0                0                0                 0
David B. Philip                                                         0                0                0                 0
Paul A. Phillips                                                        0                0                0                 0
Alberto M. Piedra, Jr.                                                  0                0                0                 0
Stephen R. Pierce                                                       0                0                0                 0
Philip J. Pifer                                                         0                0                0                 0
Scott M. Pinkus                                                         0                0                0                 0
Michel G. Plantevin                              France                 0                0                0                 0
Timothy C. Plaut                                 Germany                0                0                0                 0
Andrea Ponti                                    Italy/USA               0                0                0                 0
Ellen R. Porges                                                         0                0                0                 0
Wiet H. M. Pot                               The Netherlands            0                0                0                 0
Michael J. Poulter                                 UK                   0                0                0                 0
John J. Powers                                                          0                0                0                 0
Richard H. Powers                                                       0                0                0                 0
Roderic L. Prat                                  Canada                 0                0                0                 0
Michael A. Price                                                        0                0                0                 0
Scott Prince                                                            0                0                0                 0
Nomi M. Prins                                                           0                0                0                 0
Goran V. Puljic                                                         0                0                0                 0
Alok Puri                                          UK                   0                0                0                 0
Kevin A. Quinn                                                          0                0                0                 0
Stephen D. Quinn                                                        0                0                0                 0
B. Andrew Rabin                                                         0                0                0                 0
John J. Rafter                                   Ireland                0                0                0                 0
Hugh A. Ragsdale III                                                    0                0                0                 0
Jonathan Raleigh                                                        0                0                0                 0
Dioscoro-Roy I. Ramos                         Phillippines              0                0                0                 0
Gregory G. Randolph                                                     0                0                0                 0
Charlotte P. Ransom                                UK                   0                0                0                 0
Michael G. Rantz                                                        0                0                0                 0
Philip A. Raper                                    UK                   0                0                0                 0
Joseph Ravitch                                                          0                0                0                 0
Girish V. Reddy                                                         0                0                0                 0
Arthur J. Reimers III                                                   0                0                0                 0
Anthony John Reizenstein                           UK                   0                0                0                 0
Peter Richards                                     UK                   0                0                0                 0
Michael J. Richman                                                      0                0                0                 0
Andrew J. Rickards                                 UK                   0                0                0                 0
James P. Riley, Jr.                                                     0                0                0                 0
Kimberly E. Ritrievi                                                    0                0                0                 0
John S. Rizner                                                          0                0                0                 0
Paul M. Roberts                                    UK                   0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Simon M. Robertson                                 UK                   0                0                0                 0
James H. Rogan                                                          0                0                0                 0
J. David Rogers                                                         0                0                0                 0
John F. W. Rogers                                                       0                0                0                 0
Emmanuel Roman                                   France                 0                0                0                 0
Eileen P. Rominger                                                      0                0                0                 0
Pamela P. Root                                                          0                0                0                 0
Ralph F. Rosenberg                                                      0                0                0                 0
Jacob D. Rosengarten                                                    0                0                0                 0
Richard J. Rosenstein                                                   0                0                0                 0
Ivan Ross                                                               0                0                0                 0
Stuart M. Rothenberg                                                    0                0                0                 0
Michael S. Rotter                                                       0                0                0                 0
Michael S. Rubinoff                                                     0                0                0                 0
Ernest H. Ruehl, Jr.                                                    0                0                0                 0
Paul M. Russo                                                           0                0                0                 0
John P. Rustum                                 Ireland/USA             10                0               10                 0
Richard M. Ruzika                                                       0                0                0                 0
Jeri Lynn Ryan                                                          0                0                0                 0
John C. Ryan                                                            0                0                0                 0
Michael D. Ryan                                                         0                0                0                 0
Katsunori Sago                                    Japan                 0                0                0                 0
Pablo J. Salame                                  Ecuador                0                0                0                 0
Richard C. Salvadore                                                    0                0                0                 0
J. Michael Sanders                                                      0                0                0                 0
Allen Sangines-Krause                            Mexico               210                0              210                 0
Richard A. Sapp                                                         0                0                0                 0
Neil I. Sarnak                                                          0                0                0                 0
Joseph Sassoon                                   Israel                 0                0                0                 0
Atsuko Sato                                       Japan                 0                0                0                 0
Masanori Sato                                     Japan                 0                0                0                 0
Tsutomu Sato                                      Japan               240                0              240                 0
Muneer A. Satter                                                        0                0                0                 0
Marc P. Savini                                                          0                0                0                 0
Jonathan S. Savitz                                                      0                0                0                 0
Peter Savitz                                                            0                0                0                 0
Robert Schaefer                                                         0                0                0                 0
Paul S. Schapira                                  Italy                 0                0                0                 0
P. Sheridan Schechner                                               1,000                0            1,000                 0
Gary B. Schermerhorn                                                    0                0                0                 0
Mitchell I. Scherzer                             Canada                 0                0                0                 0
Peter Schiefer                                   Germany                0                0                0                 0
Howard B. Schiller                                                      0                0                0                 0
Erich P. Schlaikjer                                                     0                0                0                 0
Jeffrey W. Schroeder                                                    0                0                0                 0
Antoine Schwartz                                 France                 0                0                0                 0
Eric S. Schwartz                                                        0                0                0                 0
Harvey M. Schwartz                                                      0                0                0                 0
Mark Schwartz                                                           0                0                0                 0
Thomas M. Schwartz                                                      0            1,900                0             1,900
Patrick P. Scire                                                        0                0                0                 0
Steven M. Scopellite                                                    0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
David J. Scudellari                                                     0                0                0                 0
Charles B. Seelig, Jr.                                                  0                0                0                 0
Karen D. Seitz                                                          0                0                0                 0
Randolph Sesson, Jr.                                                    0                0                0                 0
Steven M. Shafran                                                       0                0                0                 0
Lisa M. Shalett                                                         0                0                0                 0
Ramakrishna Shanker                             India/USA               0                0                0                 0
Richard S. Sharp                                   UK                   0                0                0                 0
John P. Shaughnessy                                                     0                0                0                 0
Mary Beth Shea                                                          0                0                0                 0
Robert J. Shea, Jr.                                                     0                0                0                 0
John S. Sheldon                                                         0                0                0                 0
David G. Shell                                                          0                0                0                 0
James M. Sheridan                                                       0                0                0                 0
Richard G. Sherlund                                                     0                0                0                 0
Michael S. Sherwood                                UK                   0                0                0                 0
Evan W. Siddall                                 Canada/UK               0                0                0                 0
Michael H. Siegel                                                       0                0                0                 0
Ralph J. Silva                                                          0                0                0                 0
Harry Silver                                                            0                0                0                 0
Harvey Silverman                                                        0                0                0                 0
Howard A. Silverstein                                                   0                0                0                 0
Richard P. Simon                                                        0                0                0                 0
Victor R. Simone, Jr.                                                   0                0                0                 0
David T. Simons                                                         0                0                0                 0
Christine A. Simpson                                                    0                0                0                 0
Dinakar Singh                                                           0                0                0                 0
Ravi M. Singh                                                           0                0                0                 0
Ravi Sinha                                      India/USA               0                0                0                 0
Allen W. Sinsheimer                                                     0                0                0                 0
Edward M. Siskind                                                       0                0                0                 0
Christian J. Siva-Jothy                            UK                   0                0                0                 0
Mark F. Slaughter                                                       0                0                0                 0
Linda J. Slotnick                                                       0                0                0                 0
Cody J Smith                                                            0            1,000                0             1,000
Derek S. Smith                                                          0                0                0                 0
Michael M. Smith                                                        0                0                0                 0
Sarah E. Smith                                     UK                   0                0                0                 0
Trevor A. Smith                                    UK                   0                0                0                 0
Randolph C. Snook                                                       0                0                0                 0
Jonathan S. Sobel                                                       0                0                0                 0
David M. Solomon                                                        0                0                0                 0
Judah C. Sommer                                                         0                0                0                 0
Theodore T. Sotir                                                       0                0                0                 0
Sergio E. Sotolongo                                                     0                0                0                 0
Vickrie C. South                                                        0                0                0                 0
Daniel L. Sparks                                                        0                0                0                 0
Marc A. Spilker                                                         0                0                0                 0
Daniel W. Stanton                                                       0                0                0                 0
Steven R. Starker                                                       0                0                0                 0
Esta E. Stecher                                                         0                0                0                 0
Cathrine S. Steck                                                       0                0                0                 0

                                                                                                       ITEM 9
                                                                     ITEM 7           ITEM 8            SOLE           ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING     DISPOSITIVE        SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF         POWER OF     DISPOSITIVE POWER
       ITEM 1                                 STATES UNLESS         UNCOVERED        UNCOVERED        UNCOVERED      OF UNCOVERED
NAMES OF REPORTING PERSONS                OTHERWISE INDICATED)       SHARES           SHARES           SHARES           SHARES
--------------------------                --------------------     -----------     --------------    -----------   ----------------
Fredric E. Steck                                                        0                0                0                 0
Robert K. Steel                                                         0                0                0                 0
Jean-Michel Steg                                 France                 0                0                0                 0
Stuart L. Sternberg                                                     0                0                0                 0
Joseph P. Stevens                                                       0                0                0                 0
Raymond S. Stolz                                                        0                0                0                 0
Steven H. Strongin                                                      0                0                0                 0
Timothy T. Storey                                Canada                 0                0                0                 0
Andrew J. Stuart                                Australia               0                0                0                 0
Nobumichi Sugiyama                                Japan                 0                0                0                 0
Christopher P. Sullivan                        USA/Ireland              0                0                0                 0
Patrick Sullivan                                                        0                0                0                 0
Johannes R. Sulzberger                           Austria                0                0                0                 0
Hsueh J. Sung                                    Taiwan                 0                0                0                 0
George M. Suspanic                                Spain                 0                0                0                 0
Richard J. Sussman                                                      0                0                0                 0
Peter D. Sutherland S.C.                         Ireland                0                0                0                 0
Watanan Suthiwartnarueput                       Thailand                0                0                0                 0
Gary J. Sveva                                                           0                0                0                 0
Eric S. Swanson                                                         0                0                0                 0
Andrew M. Swinburne                                UK                   0                0                0                 0
Gene T. Sykes                                                           0                0                0                 0
Shahriar Tadjbakhsh                                                     0                0                0                 0
Ronald K. Tanemura                               UK/USA                 0                0                0                 0
Caroline H. Taylor                                 UK                   0                0                0                 0
John H. Taylor                                                          0                0                0                 0
Robert E. Taylor                                                        0                0                0                 0
Greg W. Tebbe                                                           0                0                0                 0
David H. Tenney                                                         0                0                0                 0
Kiyotaka Teranishi                                Japan                 0                0                0                 0
Mark R. Tercek                                                          0                0                0                 0
Donald F. Textor                                                        0                0                0                 0
John A. Thain                                                           0                0                0                 0
John L. Thornton                                                        0                0                0                 0
Timothy J. Throsby                              Australia               0                0                0                 0
Rory T. Tobin                                    Ireland                0                0                0                 0
Daisuke Toki                                      Japan                 0                0                0                 0
Gary S. Tolchin                                                         0                0                0                 0
Peter K. Tomozawa                                                       0                0                0                 0
Massimo Tononi                                    Italy                 0                0                0                 0
Brian J. Toolan                                                         0                0                0                 0
John R. Tormondsen                                                      0                0                0                 0
Leslie C. Tortora                                                       0                0                0                 0
John L. Townsend III                                                    0                0                0                 0
Mark J. Tracey                                     UK                   0                0                0                 0
Lawrence F. Trainor                                                     0                0                0                 0
Stephen S. Trevor                                                       0                0                0                 0
Byron D. Trott                                                          0                0                0                 0
Michael A. Troy                                                         0                0                0                 0
Daniel Truell                                      UK                   0                0                0                 0
Donald J. Truesdale                                                     0                0                0                 0
Robert B. Tudor III                                                     0                0                0                 0

                                                                                                     ITEM 9
                                                                     ITEM 7           ITEM 8          SOLE             ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING   DISPOSITIVE          SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF       POWER OF      DISPOSITIVE POWER
              ITEM 1                          STATES UNLESS         UNCOVERED        UNCOVERED      UNCOVERED        OF UNCOVERED
    NAMES OF REPORTING PERSONS            OTHERWISE INDICATED)       SHARES           SHARES         SHARES             SHARES
----------------------------------        --------------------     -----------     -------------   -----------    -----------------
Thomas E. Tuft                                                          0                0              0                 0
John Tumilty                                       UK                   0                0              0                 0
Barry S. Turkanis                                                       0                0              0                 0
Malcolm B. Turnbull                             Australia               0                0              0                 0
Christopher H. Turner                                                   0                0              0                 0
Gareth N. Turner                                 Canada                 0                0              0                 0
Thomas B. Tyree, Jr.                                                    0                0              0                 0
Harkanwar Uberoi                                  India                 0                0              0                 0
Eiji Ueda                                         Japan                 0                0              0                 0
Kaysie P. Uniacke                                                       0                0              0                 0
John E. Urban                                                           0                0              0                 0
Lucas van Praag                                    UK                   0                0              0                 0
Hugo H. Van Vredenburch                      The Netherlands            0                0              0                 0
Frederick G. Van Zijl                                                   0                0              0                 0
Lee G. Vance                                                            0                0              0                 0
Ashok Varadhan                                                          0                0              0                 0
Corrado P. Varoli                                Canada                 0                0              0                 0
George F. Varsam                                                        0                0              0                 0
John J. Vaske                                                           0                0              0                 0
David A. Viniar                                                         0                0              0                 0
Barry S. Volpert                                                        0                0              0                 0
Casper W. Von Koskull                            Finland                0                0              0                 0
Robert T. Wagner                                                        0                0              0                 0
George H. Walker IV                                                     0                0              0                 0
Thomas B. Walker III                                                    0                0              0                 0
Berent A. Wallendahl                             Norway                 0                0              0                 0
Alastair J. Walton                            UK/Australia              0                0              0                 0
David R. Walton                                    UK                   0                0              0                 0
Hsueh-Ming Wang                                                         0                0              0                 0
Patrick J. Ward                                                         0                0              0                 0
Haruko Watanuki                                   Japan                 0                0              0                 0
Jerry T. Wattenberg                                                     0                0              0                 0
Edward F. Watts, Jr.                                                   40              150(9)          40               150(9)
David M. Weil                                                           0                0              0                 0
Frank Weinberg III                                                      0                0              0                 0
John S. Weinberg                                                        0                0              0                 0
Peter A. Weinberg                                                       0                0              0                 0
Helge Weiner-Trapness                            Sweden                 0                0              0                 0
Gregg S. Weinstein                                                      0                0              0                 0
Scott R. Weinstein                                                      0                0              0                 0
Mark S. Weiss                                                           0                0              0                 0
George W. Wellde, Jr.                                                   0                0              0                 0
Martin M. Werner                                 Mexico                 0                0              0                 0
Lance N. West                                                           0                0              0                 0
Matthew Westerman                                  UK                   0                0              0                 0
Peter Wheeler                                      UK                   0                0              0                 0
Barbara A. White                                                        0                0              0                 0
A. Carver Wickman                                                       0                0              0                 0
C. Howard Wietschner                                                    0                0              0                 0
Susan A. Willetts                                                       0                0              0                 0

-----------------

(9)     Shared with family members.

                                                                                                     ITEM 9
                                                                     ITEM 7           ITEM 8          SOLE             ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING   DISPOSITIVE          SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF       POWER OF      DISPOSITIVE POWER
              ITEM 1                          STATES UNLESS         UNCOVERED        UNCOVERED      UNCOVERED        OF UNCOVERED
    NAMES OF REPORTING PERSONS            OTHERWISE INDICATED)       SHARES           SHARES         SHARES             SHARES
----------------------------------        --------------------     -----------     -------------   -----------    -----------------
Anthony G. Williams                                UK                   0                0              0                 0
Christopher G. Williams                            UK                   0                0              0                 0
Gary W. Williams                                                        0                0              0                 0
Thomas F. Williams                                                      0                0              0                 0
Todd A. Williams                                                       90                0             90                 0
John S. Willian                                                         0                0              0                 0
Kenneth W. Willman                                                      0                0              0                 0
Keith R. Wills                                     UK                   0                0              0                 0
Kevin D. Willsey                                                        0                0              0                 0
Andrew F. Wilson                               New Zealand              0                0              0                 0
Kendrick R. Wilson III                                                  0                0              0                 0
Kurt D. Winkelmann                                                      0                0              0                 0
Jon Winkelried                                                          0                0              0                 0
Steven J. Wisch                                                         0                0              0                 0
Michael S. Wishart                                                      0                0              0                 0
Richard E. Witten                                                       0                0              0                 0
William H. Wolf, Jr.                                                    0                0              0                 0
Melinda B. Wolfe                                                        0                0              0                 0
Tracy R. Wolstencroft                                                   0                0              0                 0
Zi Wang Xu                                 Canada/China (PRC)           0                0              0                 0
Richard A. Yacenda                                                      0                0              0                 0
Tetsufumi Yamakawa                                Japan                 0                0              0                 0
Yasuyo Yamazaki                                   Japan                 0                0              0                 0
Anne Yang                                                               0                0              0                 0
Danny O. Yee                                                            0                0              0                 0
Jaime E. Yordan                                                         0                0              0                 0
W. Thomas York, Jr.                                                     0                0              0                 0
Wassim G. Younan                                 Lebanon                0                0              0                 0
Paul M. Young                                                           0                0              0                 0
Richard M. Young                                                        0                0              0                 0
Bryant M. Yunker, Jr.                                                   0                0              0                 0
Michael J. Zamkow                                                       0               10(10)          0                10(10)
Paolo Zannoni                                     Italy                 0                0              0                 0
Yoel Zaoui                                       France                 0                0              0                 0
Gregory Zenna                                                           0                0              0                 0
Gregory H. Zehner                                                       0                0              0                 0
Jide J. Zeitlin                                                         0                0              0                 0
Alphonse Zenna                                                          0                0              0                 0
Joan H. Zief                                                            0                0              0                 0
Joseph R. Zimmel                                                        0                0              0                 0
James P. Ziperski                                                       0                0              0                 0
Barry L. Zubrow                                                         0                0              0                 0
Mark A. Zurack                                                          0                0              0                 0


-----------------

(10)    Shared with family members.

                                                                                                     ITEM 9
                                                                     ITEM 7           ITEM 8          SOLE             ITEM 10
                                                 ITEM 6            SOLE VOTING     SHARED VOTING   DISPOSITIVE          SHARED
                                           CITIZENSHIP (UNITED      POWER OF         POWER OF       POWER OF      DISPOSITIVE POWER
              ITEM 1                          STATES UNLESS         UNCOVERED        UNCOVERED      UNCOVERED        OF UNCOVERED
    NAMES OF REPORTING PERSONS            OTHERWISE INDICATED)       SHARES           SHARES         SHARES             SHARES
----------------------------------        --------------------     -----------     -------------   -----------    -----------------
Shares held by 89 private charitable               N/A                  0            1,670,855          0           1,670,855
foundations established by 89 Covered
Persons each of whom is a co-trustee of
one or more of such private charitable
foundations(1)



---------------------

(1) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
TRUSTS
------
120 Broadway Partners                              New Jersey               0                0               0              0
2000 Carlos A. Cordeiro Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Danny O. Yee Grantor Retained Annuity
     Trust                                                                  0                0               0              0
2000 Douglas W. Kimmelman Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Girish V. Reddy Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 James M. Sheridan Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 John A. Thain Grantor Retained Annuity
     Trust                                                                  0                0               0              0
2000 Kipp M. Nelson Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Mary Ann Casati Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Michael E. Novogratz Grantor Retained
     Annuity Trust                                                          0                0               0              0
2000 Scott S. Prince Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Carlos A. Cordeiro Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Danny O. Yee Grantor Retained Annuity
     Trust                                                                  0                0               0              0
2001 Douglas W. Kimmelman Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Girish V. Reddy Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 James M. Sheridan Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 John A. Thain Grantor Retained Annuity
     Trust                                                                  0                0               0              0
2001 Mary Ann Casati Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Michael E. Novogratz Grantor Retained
     Annuity Trust                                                          0                0               0              0
2001 Scott S. Prince Grantor Retained
     Annuity Trust                                                          0                0               0              0
The Abby Joseph Cohen 2000 Annuity Trust I                                  0                0               0              0
The Abby Joseph Cohen 2000 Family Trust                                     0                0               0              0
The Abby Joseph Cohen 2001 Annuity Trust I                                  0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The Abby Joseph Cohen 2001 Annuity Trust II                                 0                0               0              0
A.C. Trust                                                                  0                0               0              0
The Adina R. Lopatin 2000 Trust                                             0                0               0              0
The Alexander H. Witten 2000 Trust                                          0                0               0              0
The Alexander I. Berlinski 2000 Trust                                       0                0               0              0
The Alexander Litzenberger 2000 Grantor
     Retained Annuity Trust                                                 0                0               0              0
The Alexander Litzenberger Remainder Trust                                  0                0               0              0
The Alexandra D. Steel 2000 Trust                                           0                0               0              0
The Alexis Blood 2000 Trust                                                 0                0               0              0
The Alyssa Blood 2000 Trust                                                 0                0               0              0
The Amanda Liann Mead 2000 Trust                                            0                0               0              0
Anahue Trust                                         Jersey                 0                0               0              0
Andrew L. Fippinger-Millennium Trust                                        0                0               0              0
The Andrew M. Alper 2000 Annuity Trust I                                    0                0               0              0
The Andrew M. Alper 2001 Annuity Trust I                                    0                0               0              0
The Andrew M. Gordon 2000 Family Trust                                      0                0               0              0
Ann F. Kaplan Two Year Trust Dated June 2000                                0                0               0              0
Ann F. Kaplan Two Year Trust Dated 6/26/2001                                0                0               0              0
The Anne R. Witten 2000 Trust                                               0                0               0              0
The Anne Sullivan Wellde 2000 Trust                                         0                0               0              0
The Anthony D. Lauto 2000 Annuity Trust I                                   0                0               0              0
The Anthony D. Lauto 2000 Family Trust                                      0                0               0              0
The Anthony D. Lauto 2001 Annuity Trust I                                   0                0               0              0
The Arthur J. Reimers, III Defective Trust
     2000                                          Connecticut              0                0               0              0
Arthur J. Reimers, III Grantor Retained
     Annuity Trust 2000                            Connecticut              0                0               0              0
The Avi M. Nash 2000 Annuity Trust I                                        0                0               0              0
The Avi M. Nash 2000 Family Trust                                           0                0               0              0
The Avi M. Nash 2001 Annuity Trust I                                        0                0               0              0
The Bari Marissa Schwartz 2000 Trust                                        0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
Barry A. Kaplan 2000 Family Trust                                           0                0               0              0
Barry A. Kaplan 2000 GRAT                                                   0                0               0              0
Barry A. Kaplan 2001 GRAT                                                   0                0               0              0
The Barry L. Zubrow 2000 Annuity Trust I                                    0                0               0              0
The Barry L. Zubrow 2000 Family Trust                                       0                0               0              0
The Barry L. Zubrow 2001 Annuity Trust I
The Benjamin H. Sherlund 2000 Trust                                         0                0               0              0
The Benjamin Kraus 2000 Trust                                               0                0               0              0
The Bradford C. Koenig 2001 Annuity Trust I                                 0                0               0              0
The Bradford C. Koenig 2001 Family Trust                                    0                0               0              0
The Bradley Abelow Family 2000 Trust                                        0                0               0              0
Brian Patrick Minehan 2001 Trust                                            0                0               0              0
The Caceres Novogratz Family Trust                                          0                0               0              0
The Carlos A. Cordeiro Trust                                                0                0               0              0
The Charlotte Steel 2000 Trust                                              0                0               0              0
The Charlotte Textor 2000 Trust                                             0                0               0              0
The Christopher A. Cole 2000 Annuity Trust I                                0                0               0              0
The Christopher A. Cole 2000 Family Trust                                   0                0               0              0
The Christopher A. Cole 2001 Annuity Trust I                                0                0               0              0
The Christopher K. Norton 2000 Family Trust                                 0                0               0              0
The Christopher Palmisano 2000 Grantor
     Retained Annuity Trust                                                 0                0               0              0
The Christopher Palmisano Remainder Trust                                   0                0               0              0
The Christopher Ryan Tortora 2000 Trust                                     0                0               0              0
The Cody J Smith 2000 Annuity Trust I                                       0                0               0              0
The Cody J Smith 2000 Family Trust                                          0                0               0              0
The Cody J Smith 2001 Annuity Trust I
The Connie K. Duckworth 2000 Annuity Trust I                                0                0               0              0
The Connie K. Duckworth 2000 Family Trust                                   0                0               0              0
The Constance A. Haydock 2000 Trust                                         0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The Corzine Blind Trust                                                     0                0               0              0
The Daniel Alexander Schwartz 2000 Trust                                    0                0               0              0
The Daniel M. Neidich 2000 Annuity Trust I                                  0                0               0              0
The Daniel M. Neidich 2001 Annuity Trust I
The Daniel W. Stanton 2000 Annuity Trust I                                  0                0               0              0
The Daniel W. Stanton II 2000 Trust                                         0                0               0              0
The Daniel W. Stanton 2001 Annuity Trust I                                  0                0               0              0
The Danny O. Yee Trust                                                      0                0               0              0
The David B. Ford 2000 Annuity Trust DTD as
     of 6/16/2000                                 Pennsylvania              0                0               0              0
The David B. Ford 2001 Annuity Trust DTD as
     of 3/26/2001                                 Pennsylvania              0                0               0              0
The David B. Heller 2000 Annuity Trust I                                    0                0               0              0
The David B. Heller 2000 Family Trust                                       0                0               0              0
The David G. Lambert 2000 Annuity Trust I                                   0                0               0              0
The David G. Lambert 2000 Family Trust                                      0                0               0              0
The David G. Lambert 2001 Annuity Trust I                                   0                0               0              0
The David L. Henle 2000 Annuity Trust I                                     0                0               0              0
The David L. Henle 2000 Family Trust                                        0                0               0              0
The David L. Henle 2001 Annuity Trust I                                     0                0               0              0
The David M. Baum Family 2000 Trust                New Jersey               0                0               0              0
The David Viniar 2000 Annuity Trust I                                       0                0               0              0
The David Viniar 2001 Annuity Trust I                                       0                0               0              0
The David W. Blood 2000 Annuity Trust I                                     0                0               0              0
The David W. Blood 2001 Annuity Trust I                                     0                0               0              0
The Donald F. Textor 2000 Annuity Trust I                                   0                0               0              0
The Donald F. Textor 2001 Annuity Trust I                                   0                0               0              0
The Douglas W. Kimmelman Trust                                              0                0               0              0
The E. Gerald Corrigan 2001 Annuity Trust I                                 0                0               0              0
The Eaddy Adele Kiernan 2000 Trust                                          0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The Edward C. Forst 2000 Annuity Trust I                                    0                0               0              0
The Edward C. Forst 2000 Family Trust                                       0                0               0              0
The Edward C. Forst 2001 Annuity Trust I                                    0                0               0              0
The Edward Scott Mead 2000 Annuity Trust I                                  0                0               0              0
The Edward Scott Mead 2001 Annuity Trust I                                  0                0               0              0
Eff Warren Martin 2000 Children's Trust            California               0                0               0              0
Eff Warren Martin 2000 Grantor Retained
     Annuity Trust                                 California               0                0               0              0
Eff Warren Martin 2001 Grantor Retained
     Annuity Trust                                 California               0                0               0              0
The Elizabeth Anne Corrigan 2000 Trust                                      0                0               0              0
The Elizabeth H. Coulson 2000 Trust                                         0                0               0              0
The Elizabeth L. Heller 2000 Trust                                          0                0               0              0
The Elizabeth Lin Mead 2000 Trust                                           0                0               0              0
The Elizabeth M. Stanton 2000 Trust                                         0                0               0              0
The Elizabeth Steel 2000 Trust                                              0                0               0              0
The Ellie Dorit Neustein 2000 Trust                                         0                0               0              0
The Emily Austen Katz 2000 Trust                                            0                0               0              0
The Emily Stecher 2000 Trust                                                0                0               0              0
The Emma M.L. Mead 2000 Trust                                               0                0               0              0
The Eric Fithian 2000 Trust                                                 0                0               0              0
The Erin Marie Tormondsen 2000 Trust                                        0                0               0              0
The Esta Eiger Stecher 2000 Annuity Trust I                                 0                0               0              0
The Esta Eiger Stecher 2001 Annuity Trust I                                 0                0               0              0
The Francis J. Ingrassia 2000 Annuity
     Trust I                                                                0                0               0              0
The Francis J. Ingrassia 2000 Family Trust                                  0                0               0              0
The Francis J. Ingrassia 2001 Annuity
     Trust I                                                                0                0               0              0
The Frank L. Coulson III 2000 Trust                                         0                0               0              0
The Fredric E. Steck 2000 Annuity Trust I                                   0                0               0              0
The Fredric E. Steck 2000 Family Trust                                      0                0               0              0
The Fredric E. Steck 2001 Annuity Trust I                                   0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
Gary D. Cohn 2000 Family Trust                                              0                0               0              0
Gary D. Cohn 2000 GRAT                                                      0                0               0              0
The Gary Tolchin 2001 Grantor Retained
     Annuity Trust                                 New Jersey               0                0               0              0
The Gary Tolchin 2001 Family Trust                 New Jersey               0                0               0              0
The Gene Tiger Sykes 2001 Annuity Trust I                                   0                0               0              0
The Gene Tiger Sykes 2001 Family Trust                                      0                0               0              0
The Geoffrey T. Grant 2000 Family Trust                                     0                0               0              0
The George H. Walker 2000 Annuity Trust I                                   0                0               0              0
The George H. Walker 2000 Family Trust                                      0                0               0              0
The George H. Walker 2001 Annuity Trust I                                   0                0               0              0
The George W. Wellde, Jr. 2000 Annuity
     Trust I                                                                0                0               0              0
The George W. Wellde, Jr. 2001 Annuity
     Trust I                                                                0                0               0              0
The George William Wellde, III 2000 Trust                                   0                0               0              0
Ghez 2000 GRAT                                                              0                0               0              0
Ghez 2000 Non-GST-Exempt Trust                                              0                0               0              0
The Girish V. Reddy Trust                                                   0                0               0              0
The Goldenberg 2000 Annuity Trust I                                         0                0               0              0
The Goldenberg 2000 Family Trust                                            0                0               0              0
The Greg M. Ostroff 2000 Annuity Trust I                                    0                0               0              0
The Greg M. Ostroff 2000 Family Trust                                       0                0               0              0
The Greg M. Ostroff 2001 Annuity Trust I                                    0                0               0              0
The Gregory H. Zehner 2000 Annuity Trust I                                  0                0               0              0
The Gregory H. Zehner 2000 Family Trust                                     0                0               0              0
The Gregory K. Palm 2000 Annuity Trust I                                    0                0               0              0
The Gregory K. Palm 2000 Family Trust                                       0                0               0              0
The Gregory K. Palm 2001 Annuity Trust I                                    0                0               0              0
The Guapulo Trust                                    Jersey                 0                0               0              0
The Harvey Silverman 2001 Family Trust                                      0                0               0              0
The Harvey Silverman 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The Howard A. Silverstein 2000 Annuity
     Trust I                                                                0                0               0              0
The Howard A. Silverstein 2000 Family Trust                                 0                0               0              0
The Howard A. Silverstein 2001 Annuity
     Trust I                                                                0                0               0              0
The Howard B. Schiller 2000 Annuity Trust I                                 0                0               0              0
The Howard B. Schiller 2001 Annuity Trust I                                 0                0               0              0
The Isabelle M.L. Mead 2000 Trust                                           0                0               0              0
The J. David Rogers 2000 Annuity Trust I                                    0                0               0              0
The J. David Rogers 2001 Annuity Trust I                                    0                0               0              0
The James Alexander Mead 2000 Trust                                         0                0               0              0
The James M. Sheridan Trust                                                 0                0               0              0
The James Nicholas Katz 2000 Trust                                          0                0               0              0
James P. Riley, Jr. 2000 Family Trust                                       0                0               0              0
James P. Riley, Jr. 2000 GRAT                                               0                0               0              0
James P. Riley, Jr. 2001 GRAT                                               0                0               0              0
The Jason Kraus 2000 Trust                             UK                   0                0               0              0
The Jason William Tortora 2000 Trust                                        0                0               0              0
The Jeffrey D. Witten 2000 Trust                                            0                0               0              0
The Jennifer Lauren Alper 2000 Trust                                        0                0               0              0
JG 2000 Trust                                                               0                0               0              0
JG 2000 Trust (continuing trust)                                            0                0               0              0
JG 2001 GRAT                                                                0                0               0              0
The John A. Thain Trust                                                     0                0               0              0
The John J. Powers 2000 Family Trust                                        0                0               0              0
The John L. Townsend, III 2000 Annuity
     Trust I                                                                0                0               0              0
The John L. Townsend, III 2001 Annuity
     Trust I                                                                0                0               0              0
The John Minio 2001 Grantor Retained
     Annuity Trust                                 New Jersey               0                0               0              0
The John Minio 2001 Family Trust                   New Jersey               0                0               0              0
The John O. Downing 2000 Annuity Trust I                                    0                0               0              0
The John O. Downing 2000 Family Trust                                       0                0               0              0
The John O. Downing 2001 Annuity Trust I                                    0                0               0              0


                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The John P. Curtin, Jr. 2000 Annuity Trust I                                0                0               0              0
The John P. Curtin, Jr. 2000 Family Trust                                   0                0               0              0
The John P. Curtin, Jr. 2001 Annuity Trust I                                0                0               0              0
The John R. Tormondsen 2000 Annuity Trust I                                 0                0               0              0
The John R. Tormondsen, Jr. 2000 Trust                                      0                0               0              0
The John S. Weinberg 2000 Annuity Trust I                                   0                0               0              0
The John S. Weinberg 2000 Family Trust                                      0                0               0              0
The John S. Weinberg 2001 Annuity Trust I                                   0                0               0              0
The Jonathan G. Neidich 2000 Trust                                          0                0               0              0
The Jonathan M. Lopatin 2000 Annuity Trust I                                0                0               0              0
The Jonathan M. Lopatin 2001 Annuity Trust I                                0                0               0              0
The Jordan Viniar 2000 Trust                                                0                0               0              0
The Joseph Della Rosa 2000 Annuity Trust I                                  0                0               0              0
The Joseph Della Rosa 2000 Family Trust                                     0                0               0              0
The Joseph Della Rosa 2001 Annuity Trust I                                  0                0               0              0
The Joseph H. Gleberman 2000 Annuity Trust I                                0                0               0              0
The Joseph H. Gleberman 2000 Family Trust                                   0                0               0              0
The Joseph H. Gleberman 2001 Annuity Trust I                                0                0               0              0
The Karen Barlow Corrigan 2000 Trust                                        0                0               0              0
The Karen Rebecca Alper 2000 Trust                                          0                0               0              0
The Karsten Moller & Barbara Kahn-Moller
     Trust                                           Jersey                 0                0               0              0
The Katherine A.M. Stanton 2000 Trust                                       0                0               0              0
The Katheryn C. Coulson 2000 Trust                                          0                0               0              0
The Kathryn Margaret Wellde 2000 Trust                                      0                0               0              0
The Kelsey Fithian 2000 Trust                                               0                0               0              0
The Kenneth Litzenberger 2000 Grantor
     Retained Annuity Trust                                                 0                0               0              0
The Kenneth Litzenberger Remainder Trust                                    0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The Kevin W. Kennedy 2000 Annuity Trust I                                   0                0               0              0
The Kevin W. Kennedy 2000 Family Trust                                      0                0               0              0
The Kevin W. Kennedy 2001 Annuity Trust I                                   0                0               0              0
The Kevin W. Kennedy 2001 Siblings Trust                                    0                0               0              0
The Kimberly Lynn Macaione 2000 Trust                                       0                0               0              0
The Kimberly R. Textor 2000 Trust                                           0                0               0              0
The Kipp M. Nelson Trust                                                    0                0               0              0
The Kyle F. Textor 2000 Trust                                               0                0               0              0
The Lauren Schiller 2000 Trust                                              0                0               0              0
The Lawrence R. Buchalter 2000 Annuity
     Trust I                                                                0                0               0              0
The Lawrence R. Buchalter 2000 Family Trust                                 0                0               0              0
The Lawrence R. Buchalter 2001 Annuity
     Trust I                                                                0                0               0              0
The Lee G. Vance 2000 Annuity Trust I                                       0                0               0              0
The Lee G. Vance 2000 Family Trust                                          0                0               0              0
The Lee G. Vance 2001 Annuity Trust I                                       0                0               0              0
The Leslie C. Tortora 2000 Annuity Trust I                                  0                0               0              0
The Leslie C. Tortora 2001 Annuity Trust I                                  0                0               0              0
Lloyd C. Blankfein 2000 Family Trust                                        0                0               0              0
Lloyd C. Blankfein 2000 GRAT                                                0                0               0              0
The Lloyd C. Blankfein 2001 Annuity Trust I                                 0                0               0              0
The Louise Rice Townsend 2000 Trust                                         0                0               0              0
M. Roch Hillenbrand Trust f/b/o C. Justin
     Hillenbrand                                   New Jersey               0                0               0              0
M. Roch Hillenbrand Trust f/b/o Molly D.
     Hillenbrand                                   New Jersey               0                0               0              0
The Mallory G. Neidich 2000 Trust                                           0                0               0              0
The Marc A. Spilker 2000 Family Trust                                       0                0               0              0
The Mark A. Zurack 2000 Annuity Trust I                                     0                0               0              0
The Mark A. Zurack 2000 Family Trust                                        0                0               0              0
The Mark A. Zurack 2000 Issue Trust                                         0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The Mark A. Zurack 2001 Annuity Trust I                                     0                0               0              0
Mark Dehnert Living Trust                           Illinois                0                0               0              0
The Mark Schwartz 2000 Annuity Trust I                                      0                0               0              0
The Mark Schwartz 2001 Annuity Trust I                                      0                0               0              0
The Mark Tercek 2000 Annuity Trust I                                        0                0               0              0
The Mark Tercek 2000 Family Trust                                           0                0               0              0
The Mark Tercek 2001 Annuity Trust I                                        0                0               0              0
Marks 2000                                                                  0                0               0              0
Marks 2000 (continuing trust)                                               0                0               0              0
The Mary Agnes Reilly Kiernan 2000 Trust                                    0                0               0              0
The Mary Ann Casati Trust                                                   0                0               0              0
The Matthew D. Rogers 2000 Trust                                            0                0               0              0
The Maya Bettina Linden 2000 Trust                                          0                0               0              0
Melissa Jane Minehan 2001 Trust                                             0                0               0              0
The Merritt Moore Townsend 2000 Trust                                       0                0               0              0
The Mesdag Family Trust                             Delaware                0                0               0              0
The Michael A. Price 2000 Annuity Trust I                                   0                0               0              0
The Michael A. Price 2000 Family Trust                                      0                0               0              0
The Michael D. Ryan 2000 Annuity Trust I                                    0                0               0              0
The Michael D. Ryan 2000 Family Trust                                       0                0               0              0
The Michael D. Ryan 2001 Annuity Trust I                                    0                0               0              0
The Michael J. Zamkow 2000 Annuity Trust I                                  0                0               0              0
The Michael J. Zamkow 2000 Family Trust                                     0                0               0              0
The Michael J. Zamkow 2001 Annuity Trust I                                  0                0               0              0
The Michael Stecher 2000 Trust                                              0                0               0              0
The Milton R. Berlinski 2000 Annuity Trust I                                0                0               0              0
The Milton R. Berlinski 2001 Annuity Trust I                                0                0               0              0
The Mossavar-Rahmani 2000 Annuity Trust I                                   0                0               0              0
The Mossavar-Rahmani 2000 Family Trust                                      0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
Murphy 2000                                                                 0                0               0              0
Murphy 2000 (continuing trust)                                              0                0               0              0
Murphy 2001 GRAT                                                            0                0               0              0
The Natalie Cailyn Rogers 2000 Trust                                        0                0               0              0
The Nicole Schiller 2000 Trust                                              0                0               0              0
The Nina B. Haydock 2000 Trust                                              0                0               0              0
The Patrick Scire 2001 Grantor Retained
     Annuity Trust                                 New Jersey               0                0               0              0
The Patrick Scire 2001 Family Trust                New Jersey               0                0               0              0
The Peter C. Gerhard 2000 Annuity Trust I                                   0                0               0              0
The Peter C. Gerhard 2000 Family Trust                                      0                0               0              0
The Peter C. Gerhard 2001 Annuity Trust I                                   0                0               0              0
The Peter D. Kiernan, III 2000 Annuity
     Trust I                                                                0                0               0              0
The Peter Kiernan IV 2000 Trust                                             0                0               0              0
The Peter D. Kiernan, III 2001 Annuity
     Trust I                                                                0                0               0              0
The Peter S. Kraus 2000 Annuity Trust I                                     0                0               0              0
The Peter S. Kraus 2001 Annuity Trust I                                     0                0               0              0
The Philip D. Murphy 2000 Annuity Trust I                                   0                0               0              0
The Philip D. Murphy 2000 Family Trust                                      0                0               0              0
The Philip D. Murphy 2001 Annuity Trust I                                   0                0               0              0
The Philip Darivoff 2000 Annuity Trust I                                    0                0               0              0
The Philip Darivoff 2001 Annuity Trust I                                    0                0               0              0
The Rachel M. Darivoff 2000 Trust                                           0                0               0              0
The Ralph F. Rosenberg 2000 Annuity Trust I                                 0                0               0              0
The Ralph F. Rosenberg 2000 Family Trust                                    0                0               0              0
The Ralph F. Rosenberg 2001 Annuity Trust I                                 0                0               0              0
Randal M. Fippinger-Millennium Trust                                        0                0               0              0
The Randolph L. Cowen 2000 Family Trust                                     0                0               0              0
The Randy Frankel 2001 Family Trust                                         0                0               0              0
The Randy Frankel 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
Rayas Trust                                          Jersey                 0                0               0              0
The Rebecca Viniar 2000 Trust                                               0                0               0              0
The Richard A. Friedman 2000 Annuity Trust I                                0                0               0              0
The Richard A. Friedman 2000 Family Trust                                   0                0               0              0
The Richard A. Sapp 2000 Annuity Trust I                                    0                0               0              0
The Richard A. Sapp 2000 Family Trust                                       0                0               0              0
The Richard A. Sapp 2001 Annuity Trust I                                    0                0               0              0
The Richard E. Witten 2000 Annuity Trust I                                  0                0               0              0
The Richard E. Witten 2001 Annuity Trust I                                  0                0               0              0
The Richard G. Sherlund 2000 Annuity Trust I                                0                0               0              0
The Richard G. Sherlund 2001 Annuity Trust I                                0                0               0              0
The Richard Hogan 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0
The Richard Hogan 2001 Family Trust                                         0                0               0              0
Robert A. Fippinger, Jr.-Millennium Trust                                   0                0               0              0
The Robert B. Litterman 2000 Annuity Trust I                                0                0               0              0
The Robert B. Litterman 2000 Family Trust                                   0                0               0              0
The Robert B. Litterman 2001 Annuity Trust I                                0                0               0              0
The Robert B. Morris III 2000 Annuity Trust
     I                                                                      0                0               0              0
The Robert B. Morris III 2000 Family Trust                                  0                0               0              0
The Robert B. Morris III 2001 Annuity Trust
     I                                                                      0                0               0              0
The Robert J. Hurst 2000 Annuity Trust I                                    0                0               0              0
The Robert J. Hurst 2000 Family Trust                                       0                0               0              0
The Robert J. Hurst 2001 Annuity Trust I                                    0                0               0              0
The Robert J. Katz 2000 Annuity Trust I                                     0                0               0              0
The Robert J. Katz 2001 Annuity Trust I                                     0                0               0              0
The Robert J. O'Shea 2000 Annuity Trust I                                   0                0               0              0
The Robert J. O'Shea 2000 Family Trust                                      0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The Robert J. O'Shea 2001 Annuity Trust I                                   0                0               0              0
The Robert J. Pace 2000 Annuity Trust I                                     0                0               0              0
The Robert J. Pace 2000 Family Trust                                        0                0               0              0
The Robert J. Pace 2001 Annuity Trust I                                     0                0               0              0
The Robert K. Steel 2000 Annuity Trust I                                    0                0               0              0
The Robert K. Steel 2001 Annuity Trust I                                    0                0               0              0
The Robin Neustein 2000 Annuity Trust I                                     0                0               0              0
The Robin Neustein 2001 Annuity Trust I                                     0                0               0              0
The Samantha Schiller 2000 Trust                                            0                0               0              0
The Sarah B. Lopatin 2000 Trust                                             0                0               0              0
The Sarah Delacy Kiernan 2000 Trust                                         0                0               0              0
The Sarah M. Darivoff 2000 Trust                                            0                0               0              0
The Sarah Rose Berlinski 2000 Trust                                         0                0               0              0
The Scott B. Kapnick 2000 Annuity Trust I                                   0                0               0              0
The Scott B. Kapnick 2000 Family Trust                                      0                0               0              0
The Scott B. Kapnick 2001 Annuity Trust I                                   0                0               0              0
Scott M. Pinkus 2000 Family Trust                  New Jersey               0                0               0              0
Scott M. Pinkus 2000 GRAT                          New Jersey               0                0               0              0
The Scott S. Prince Trust                                                   0                0               0              0
The Sharmin Mossavar-Rahmani 2001 Annuity
     Trust I                                                                0                0               0              0
The Stephen M. Neidich 2000 Trust                                           0                0               0              0
The Steven J. Wisch 2001 Annuity Trust I                                    0                0               0              0
The Steven J. Wisch 2001 Family Trust                                       0                0               0              0
The Steven M. Heller, Jr. 2000 Trust                                        0                0               0              0
The Steven T. Mnuchin 2000 Annuity Trust I                                  0                0               0              0
The Steven T. Mnuchin 2000 Family Trust                                     0                0               0              0
The Steven T. Mnuchin 2001 Annuity Trust I                                  0                0               0              0
The Steven Starker 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0
The Steven Starker 2001 Family Trust                                        0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The Stuart Mark Rothenberg 2000 Annuity
     Trust I                                                                0                0               0              0
The Stuart Mark Rothenberg 2000 Family Trust                                0                0               0              0
The Stuart Mark Rothenberg 2001 Annuity
     Trust I                                                                0                0               0              0
The Stuart Sternberg 2001 Grantor Retained
     Annuity Trust                                                          0                0               0              0
The Stuart Sternberg 2001 Family Trust                                      0                0               0              0
The Terence M. O' Toole 2000 Annuity Trust I                                0                0               0              0
The Terence M. O' Toole 2000 Family Trust                                   0                0               0              0
The Terence M. O' Toole 2001 Annuity Trust I                                0                0               0              0
The Tess Augusta Linden 2000 Trust                                          0                0               0              0
The Thomas J. Healey 2001 Annuity Trust            New Jersey               0                0               0              0
The Thomas K. Montag 2000 Annuity Trust I                                   0                0               0              0
The Thomas K. Montag 2000 Family Trust                                      0                0               0              0
The Thomas K. Montag 2001 Annuity Trust I                                   0                0               0              0
The Tracy Richard Wolstencroft 2000 Annuity
     Trust I                                                                0                0               0              0
The Tracy Richard Wolstencroft 2000 Family
     Trust                                                                  0                0               0              0
The Tracy Richard Wolstencroft 2001 Annuity
     Trust I                                                                0                0               0              0
Trust for the benefit of David Ford, Jr.
     under Indenture of Trust B of David B.
     Ford dated 6/16/00                           Pennsylvania              0                0               0              0
Trust for the benefit of Jamie Ford under
     Indenture of Trust B of David B. Ford
     dated as of 6/16/00                          Pennsylvania              0                0               0              0
Trust for the benefit of Megan H. Hagerty
     u/a DTD 3/26/01                               New Jersey               0                0               0              0
Trust for the benefit of Thomas Jeremiah
     Healey u/a DTD 3/26/01                        New Jersey               0                0               0              0
Trust u/w James Kellogg III                        New Jersey               0                0               0              0
The Unicorn Trust                                      UK                   0                0               0              0
Vyrona Trust                                         Jersey                 0                0               0              0
The Walter H. Haydock 2000 Annuity Trust I                                  0                0               0              0
The Walter H. Haydock, Jr. 2000 Trust                                       0                0               0              0
The Walter H. Haydock 2001 Annuity Trust I                                  0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
The William C. Sherlund 2000 Trust                                          0                0               0              0
The William Keith Litzenberger 2000 Grantor
     Retained Annuity Trust                                                 0                0               0              0
The William Keith Litzenberger Remainder
     Trust                                                                  0                0               0              0
The Zachariah Cobrinik 2000 Annuity Trust I                                 0                0               0              0
Zachariah Cobrinik 2001 Annuity Trust I                                     0                0               0              0
Zachariah Cobrinik 2001 Family Trust                                        0                0               0              0
The Zachariah Cobrinik Family 2000 Trust                                    0                0               0              0

PARTNERSHIPS
------------
ALS Investment Partners, L.P.                       Delaware                0                0               0              0
Beech Associates, L.P.                              Delaware                0                0               0              0
Bermuda Partners, L.P.                              Delaware                0                0               0              0
Crestley, L.P.                                      Delaware                0                0               0              0
The Daniel G. Brennan Family Limited
     Partnership                                    Illinois                0                0               0              0
EPG Associates, L.P.                                                        0                0               0              0
Greenley Partners, L.P.                             Delaware                0                0               0              0
 Harris Capital Partners, Limited
     Partnership                                    Delaware                0                0               0              0
HEMPA Limited Partnership                           Delaware                0                0               0              0
JSS Investment Partners, L.P.                       Delaware                0                0               0              0
The Litzenberger Family Limited Partnership         Delaware                0                0               0              0
Mesdag Family Limited Partnership                   Delaware                0                0               0              0
Mijen Family Partnership                            Illinois                0                0               0              0
Opatrny Investment Partners, L.P.                   Delaware                0                0               0              0
Rantz GS Investment Partners, L.P.                  Delaware                0                0               0              0
The Rizner Family Limited Partnership               Illinois                0                0               0              0
Savitz Investment Partners, L.P.                    Delaware                0                0               0              0
Silverman Partners, L.P.                            Delaware                0                0               0              0
Stone Gate GS Partners, L.P.                        Delaware                0                0               0              0
Trott GS Investment Partners, L.P.                  Delaware                0                0               0              0
Tuft GS Investment Partners, L.P.                   Delaware                0                0               0              0
Ward Investment Partners, L.P.                      Delaware                0                0               0              0
Windy Hill Investment Company II, L.P.              Delaware                0                0               0              0
Winkelried Investment Partners, L.P.                Delaware                0                0               0              0

                                                                                                           ITEM 9        ITEM 10
                                                     ITEM 6              ITEM 7           ITEM 8            SOLE         SHARED
                                                    PLACE OF           SOLE VOTING     SHARED VOTING    DISPOSITIVE    DISPOSITIVE
                                                ORGANIZATION (NEW       POWER OF         POWER OF         POWER OF      POWER OF
                ITEM 1                             YORK UNLESS          UNCOVERED        UNCOVERED       UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS              OTHERWISE INDICATED)       SHARES           SHARES           SHARES        SHARES
------------------------------------------    ---------------------    -----------     -------------    -----------    ------------
LIMITED LIABILITY COMPANIES
---------------------------
The Fred Kambeitz Family LLC                        Delaware                0                0               0              0
The Gary Tolchin Family LLC                         Delaware                0                0               0              0
The George Varsam Family LLC                        Delaware                0                0               0              0
The James Coufos Family LLC                         Delaware                0                0               0              0
The John Minio Family LLC                           Delaware                0                0               0              0
The Lawrence Cohen Family LLC                       Delaware                0                0               0              0
The Lawrence Trainor Family LLC                     Delaware                0                0               0              0
The Lowell Millar Family LLC                        Delaware                0                0               0              0
The Patrick Scire Family LLC                        Delaware                0                0               0              0
The Raymond Murphy Family LLC                       Delaware                0                0               0              0
The Rebecca Amitai Family LLC                       Delaware                0                0               0              0
The Richard Hogan Family LLC                        Delaware                0                0               0              0
The Stephen Levick Family LLC                       Delaware                0                0               0              0
The Steven Starker Family LLC                       Delaware                0                0               0              0
The Stuart Sternberg Family LLC                     Delaware                0                0               0              0
The Thomas Gravina Family LLC                       Delaware                0                0               0              0
The Thomas Williams Family LLC                      Delaware                0                0               0              0
The Todd Christie Family LLC                        Delaware                0                0               0              0

CORPORATIONS
------------
Anahue Limited                                       Jersey                 0                0               0              0
Guapulo Holdings Limited                             Jersey                 0                0               0              0
HJS2 Limited                                     Cayman Islands             0                0               0              0
IAT Reinsurance Syndicate Ltd.                       Bermuda                0                0               0              0
Majix Limited                                        Jersey                 0                0               0              0
Melalula Limited                                     Jersey                 0                0               0              0
RJG Holding Company                              Cayman Islands             0                0               0              0
Robinelli Limited                                    Jersey                 0                0               0              0
Vyrona Holdings Limited                              Jersey                 0                0               0              0
Zurrah Limited                                       Jersey                 0                0               0              0

         This Amendment No. 17 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 17 is being filed primarily because certain Covered Persons (as defined below) have in the aggregate transferred shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates, "SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending August 31, 2001, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 9,151,798 shares for all Covered Persons). These sales commenced on June 27, 2001 and an aggregate of 1,731,170 Covered Shares had been sold as of July 6, 2001 as described in Annex E. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 9,151,798 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending August 31, 2001 under the Rule 144 Program described in Item 4 above and in Annex C hereto (of which 1,731,170 Covered Shares had been sold as of July 6, 2001).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s acquisitions of SLK and Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999 and December 22, 2000, GS Inc. entered into a Registration Rights Instrument and two substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

  Exhibit                              Description
-----------     ----------------------------------------------------------------
     A.           Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                  1999 (File No. 005-56295) (the "Initial Schedule 13D")).

     B.           Voting Agreement, dated as of April 30, 1999, by and among The
                  Goldman Sachs Group, Inc., The Trustees of the Estate of
                  Bernice Pauahi Bishop and Kamehameha Activities Association
                  (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

     C.           Voting Agreement, dated as of April 30, 1999, by and among The
                  Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and
                  Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

     D.           Form of Agreement Relating to Noncompetition and Other
                  Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

     E.           Form of Pledge Agreement (the "IPO Pledge Agreement")
                  (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

     F.           Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                  Exhibit E), dated July 10, 2000 (incorporated by reference to
                  Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

     G.           Registration Rights Instrument, dated as of December 10, 1999
                  (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                  005-56295)).

     H.           Supplemental Registration Rights Instrument, dated as of
                  December 10, 1999 (incorporated by reference to Exhibit H to
                  Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).

     I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                  Group, L.P. (incorporated by reference to Exhibit I to
                  Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                  2000 (File No. 005-56295)).

     J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                  2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                  005-56295)).

     K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                  (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                  005-56295)).

     L.           Form of Counterpart to Shareholders' Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

     M.           Form of Counterpart to Shareholders' Agreement for non-U.S.
                  trusts (incorporated by reference to Exhibit M to Amendment
                  No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                  No. 005-56295)).

     N.           Form of Guarantee and Pledge Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-

  Exhibit                              Description
-----------     ----------------------------------------------------------------
                  56295)).

     O.           Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

     P.           Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     Q.           Form of Counterpart to Shareholders' Agreement for Transferee
                  Covered Persons (incorporated by reference to Exhibit Q to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

     R.           Supplemental Registration Rights Instrument, dated as of June
                  19, 2000 (incorporated by reference to Exhibit R to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

     S.           Supplemental Registration Rights Instrument, dated as of July
                  31, 2000 (incorporated by reference to Exhibit S to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

     T.           Underwriting Agreement (U.S. Version), dated as of August 1,
                  2000 (incorporated by reference to Exhibit T to Amendment No.
                  5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                  005-56295)).

     U.           Underwriting Agreement (International Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit U to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

     V.           Underwriting Agreement (Asia/Pacific Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit V to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

     W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                  Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

     X.           Power of Attorney (incorporated by reference to Exhibit X to
                  Amendment No. 14 to the Initial Schedule 13D, filed March 29,
                  2001 (File No. 005-56295)).

     Y.           Form of Amended and Restated Member Agreement, dated as of
                  September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                  (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                  005-56295)).

     Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

  Exhibit                              Description
-----------     ----------------------------------------------------------------
    AA.           Supplemental Registration Rights Instrument, dated as of
                  December 21, 2000 (incorporated by reference to Exhibit AA to
                  Amendment No. 12 to the Initial Schedule 13D, filed January
                  23, 2001 (File No. 005-56295)).

    BB. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

    CC.           Form of Pledge Agreement, dated as of March 19, 2001, between
                  GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS


                                                                             CONVICTIONS OR         BENEFICIAL
                                                                              VIOLATIONS OF      OWNERSHIP OF THE
                                                                            FEDERAL OR STATE      COMMON STOCK OF
  NAME        CITIZENSHIP    BUSINESS ADDRESS       PRESENT EMPLOYMENT      LAWS WITHIN THE        THE GOLDMAN
                                                                            LAST FIVE YEARS      SACHS GROUP, INC.
-------------------------------------------------------------------------------------------------------------------
Steven M.        USA         85 Broad Street        Managing Director,            None          Covered Person, so
Bunson                       New York, NY           The Goldman Sachs                           ownership is as set
                             10004                  Group, Inc.                                 forth in or
                                                                                                incorporated into
                                                                                                Item 5 above.

Russell E.       USA         85 Broad Street        Managing Director,            None          Covered Person, so
Makowsky                     New York, NY           The Goldman Sachs                           ownership is as set
                             10004                  Group, Inc.                                 forth in or
                                                                                                incorporated into
                                                                                                Item 5 above.

Michael H.       UK          26 New Street,         Partner,                      None          None
Richardson                   St. Helier, Jersey,    Bedell Cristin
                             JE4 3RA

John D.          UK          Victoria Hall          Vice President/               None          None
Amaral                       11 Victoria St.        Account Manager,
                             Hamilton HM11          J&H Marsh & McLennan
                             Bermuda

Marguerite       USA         120 Broadway           Vice President,               None          None
R. Gorman                    New York, NY           Spear, Leeds &
                             10271                  Kellogg, L.P.

Richard D.       UK          41 Cedar Avenue        Partner, Appleby,             None          None
Spurling                     Hamilton HM12          Spurling & Kempe
                             Bermuda

                                                                         ANNEX B



ITEMS 2(D)
  AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C


ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending August 31, 2001, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold through July 6, 2001 under the Rule 144 Program (the difference between the number set forth in the following table and the number set forth in Annex E being the number of shares each listed Covered Person intends to sell under the Rule 144 Program during the remainder of the fiscal quarter).

                        COVERED PERSON                          NUMBER OF SHARES
         -----------------------------------------------------------------------
         Bradley I. Abelow                                                21,839
         Paul M. Achleitner                                              100,000
         Armen A. Avanessians                                             50,000
         David Baum                                                       22,171
         Frank A. Bednarz                                                  1,385
         Ron E. Beller                                                    46,902
         Milton R. Berlinski                                              36,000
         Lloyd C. Blankfein                                               70,000
         David W. Blood                                                   60,000
         Peter L. Briger, Jr.                                             30,000
         Richard J. Bronks                                                24,233
         Lawrence R. Buchalter                                            40,000
         Michael J. Carr                                                  28,567
         Christopher J. Carrera                                           23,993
         Mary Ann Casati                                                  12,500
         Zachariah Cobrinik                                               46,811
         Gary D. Cohn                                                     42,500
         Christopher A. Cole                                              10,000
         William Connell                                                   2,907
         Carlos A. Cordeiro                                               79,614
         Henry Cornell                                                    75,500
         E. Gerald Corrigan                                               25,000
         Frank L. Coulson, Jr.                                            93,103
         Randolph L. Cowen                                                25,000
         Timothy D. Dattels                                               45,512
         Gavyn Davies                                                     23,000
         David A. Dechman                                                 23,267
         Joseph Della Rosa                                                70,000
         Alexander C. Dibelius                                             5,000
         John O. Downing                                                  60,000
         Connie K. Duckworth                                              60,705
         C. Steven Duncker                                                25,000
         Glenn P. Earle                                                   44,245
         Paul S. Efron                                                    23,959
         Aubrey J. Ellis                                                   3,500
         J. Michael Evans                                                111,381
         Pieter Maarten Feenstra                                          22,397
         Lawton W. Fitt                                                   75,000
         David B. Ford                                                    93,879
         Edward C. Forst                                                  10,000
         Christopher G. French                                            10,475
         Richard A. Friedman                                             139,905
         Peter C. Gerhard                                                 76,186
         Nomi P. Ghez                                                     66,381

                        COVERED PERSON                          NUMBER OF SHARES
         -----------------------------------------------------------------------
         Joseph H. Gleberman                                              99,837
         Jeffrey B. Goldenberg                                            15,000
         Jacob D. Goldfield                                               77,488
         Andrew M. Gordon                                                 26,000
         Geoffrey T. Grant                                                41,113
         Eric P. Grubman                                                  49,493
         Joseph D. Gutman                                                 10,000
         Robert S. Harrison                                               30,000
         Thomas J. Healey                                                 51,903
         David B. Heller                                                  25,000
         Mary C. Henry                                                    44,604
         M. Roch Hillenbrand                                              15,000
         Jacquelyn M. Hoffman-Zehner                                      34,985
         Fern Hurst                                                       20,000
         Robert J. Hurst                                                  40,000
         Francis J. Ingrassia                                             52,937
         Timothy J. Ingrassia                                             26,279
         Reuben Jeffery III                                               90,132
         Stefan J. Jentzsch                                               20,000
         Chansoo Joung                                                    10,000
         Ann F. Kaplan                                                    83,314
         Barry A. Kaplan                                                  37,697
         Scott B. Kapnick                                                 93,874
         Robert J. Katz                                                  116,446
         Douglas W. Kimmelman                                             25,000
         Bradford C. Koenig                                               40,081
         Jonathan L. Kolatch                                              52,911
         David G. Lambert                                                 33,386
         Thomas D. Lasersohn                                              24,189
         Anthony D. Lauto                                                 23,892
         Matthew G. L'Heureux                                             25,000
         Lawrence H. Linden                                               77,988
         Robert Litterman                                                 54,502
         Robert H. Litzenberger                                           17,265
         Jonathan M. Lopatin                                              40,906
         Michael R. Lynch                                                 90,000
         Peter G. C. Mallinson                                            88,760
         Arthur S. Margulis, Jr.                                          14,000
         Ronald G. Marks                                                  42,152
         Eff W. Martin                                                    71,633
         John P. McNulty                                                 128,861
         E. Scott Mead                                                    25,000
         Sanjeev K. Mehra                                                 20,000
         Eric M. Mindich                                                  50,000
         Steven T. Mnuchin                                                50,000
         Masanori Mochida                                                114,729
         Karsten N. Moller                                                46,001
         Wayne L. Moore                                                   10,000
         Robert B. Morris III                                             92,577
         R. Scott Morris                                                   2,000
         Sharmin Mossavar-Rahmani                                         60,000
         Edward A. Mule                                                   45,000
         Philip D. Murphy                                                 20,000
         Thomas S. Murphy, Jr.                                            11,500

                        COVERED PERSON                          NUMBER OF SHARES
         -----------------------------------------------------------------------
         Avi M. Nash                                                      18,200
         Daniel M. Neidich                                                99,195
         Kipp M. Nelson                                                   49,495
         Michael E. Novogratz                                             20,000
         Terence J. O'Neill                                               40,000
         Timothy J. O'Neill                                               94,065
         Donald C. Opatrny, Jr.                                           75,000
         Robert J. O'Shea                                                 77,894
         Greg M. Ostroff                                                  19,400
         Robert J. Pace                                                   17,837
         Scott M. Pinkus                                                  89,937
         Timothy C. Plaut                                                 52,850
         John J. Powers                                                   50,000
         Scott Prince                                                     20,029
         Stephen D. Quinn                                                 87,219
         Michael G. Rantz                                                 46,200
         Girish V. Reddy                                                  22,463
         James P. Riley, Jr.                                              84,433
         Simon M. Robertson                                               50,000
         J. David Rogers                                                  91,712
         Emmanuel Roman                                                   15,000
         Ralph F. Rosenberg                                               18,399
         Stuart M. Rothenberg                                             30,000
         Michael S. Rubinoff                                              23,605
         Richard M. Ruzika                                                23,261
         Jeri Lynn Ryan                                                   13,613
         John C. Ryan                                                     25,000
         Michael D. Ryan                                                  10,000
         Richard A. Sapp                                                 100,000
         Joseph Sassoon                                                   75,968
         Tsutomu Sato                                                     30,304
         Muneer A. Satter                                                 42,122
         Jonathan S. Savitz                                               13,899
         Peter Savitz                                                     38,480
         Howard B. Schiller                                               40,000
         Antoine Schwartz                                                 27,723
         Eric S. Schwartz                                                 82,195
         Charles B. Seelig, Jr.                                           80,000
         Steven M. Shafran                                                34,833
         James M. Sheridan                                                30,000
         Richard G. Sherlund                                              54,299
         Howard A. Silverstein                                            20,000
         Dinakar Singh                                                    23,782
         Christian J. Siva-Jothy                                          24,500
         Cody J Smith                                                     42,108
         Jonathan S. Sobel                                                23,624
         Marc A. Spilker                                                  42,878
         Daniel W. Stanton                                                50,000
         Esta E. Stecher                                                  54,934
         Cathrine S. Steck                                                18,526
         Fredric E. Steck                                                 25,000
         Robert K. Steel                                                 125,000
         Gene T. Sykes                                                    40,000
         Mark R. Tercek                                                   39,090

                        COVERED PERSON                          NUMBER OF SHARES
         -----------------------------------------------------------------------
         Donald F. Textor                                                 49,646
         John R. Tormondsen                                               39,000
         Leslie C. Tortora                                                90,278
         John L. Townsend III                                             71,352
         Byron D. Trott                                                   33,158
         Thomas E. Tuft                                                   50,000
         Malcolm B. Turnbull*                                             25,414
         John E. Urban                                                    23,632
         Lee G. Vance                                                     56,110
         David A. Viniar                                                 100,000
         George H. Walker IV                                              21,878
         Patrick J. Ward                                                 144,072
         John S. Weinberg                                                 50,000
         George W. Wellde, Jr.                                            60,000
         Anthony G. Williams                                              82,976
         Gary W. Williams                                                 70,000
         Jon Winkelreid                                                   25,000
         Steven J. Wisch                                                  42,922
         Richard E. Witten                                                98,479
         Tracy R. Wolstencroft                                            25,000
         Yasuyo Yamazaki                                                  28,188
         Danny O. Yee                                                     51,029
         Michael J. Zamkow                                                50,000
         Gregory H. Zehner                                                38,589
         Joseph R. Zimmel                                                107,543
         Barry L. Zubrow                                                  50,000
         Mark A. Zurack                                                   47,824

         TRUSTS
         The Corzine Blind Trust                                         275,840
         Mark Dehnert Living Trust                                         5,000
         The Unicorn Trust                                               103,472

         PARTNERSHIPS
         The Daniel G. Brennan Family Limited Partnership                  7,368
         Mijen Family Partnership                                         10,000
         The Rizner Family Limited Partnership                            11,294

         CORPORATIONS
         Guapulo Holdings Limited                                         30,000
         HJS2 Limited                                                      5,000
         Majix Limited                                                    49,764
         Melalula Limited                                                 90,966
         Robinelli Limited                                                20,676
         Vyrona Holdings Limited                                         100,004



----------
* Includes shares held by a corporation wholly owned by the Covered Person.

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 38,701 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

On June 26, 2001, 33 Individual Covered Persons transferred an aggregate of 2,975,593 Covered Shares to entities created for estate planning purposes. Upon transfer, these entities became Estate Planning Covered Persons. On June 29, 2001, an Individual Covered Person transferred 62,000 Covered Shares to an entity created for estate planning purposes. Upon transfer, this entity became an Estate Planning Covered Person.


The following sales of shares of Common Stock were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock
Exchange:


COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------
Gregory A. Agran                   June 22, 2001             1,737             $91.79
Raanan A. Agus                     June 22, 2001               400              91.79
Philippe J. Altuzarra              June 22, 2001             3,110              91.79
Jonathan A. Beinner                June 22, 2001               712              91.79
John D. Bertuzzi                   June 22, 2001             1,000              91.79
Abraham Bleiberg                   June 22, 2001               371              91.79
Julian J. Brown                    June 22, 2001               958              91.79
George H. Butcher III              June 22, 2001               717              91.79
George H. Butcher III              June 22, 2001               419              91.79
John S. Daly                       June 22, 2001               500              91.79
James Del Favero                   June 22, 2001             1,346              91.79
Joseph P. DiSabato                 June 22, 2001               945              91.79
Michele I. Docharty                June 22, 2001               253              91.79
Thomas M. Dowling                  June 22, 2001               498              91.79
Thomas M. Dowling                  June 22, 2001               290              91.79
John E. Eisenberg                  June 22, 2001               200              91.79
David N. Fleischer                 June 22, 2001             3,732              91.79
John P. Heanue                     June 22, 2001             1,090              91.79
Robert C. Jones                    June 22, 2001             2,975              91.79
Michael K. Klingher                June 22, 2001               800              91.79
Kenneth H. M. Leet                 June 22, 2001             2,410              91.79
Remco O. Lenterman                 June 22, 2001               183              91.79
Remco O. Lenterman                 June 22, 2001               718              91.79
Tadanori Matsumura                 June 22, 2001             1,183              91.79
John W. McMahon                    June 22, 2001             1,606              91.79
Andrew L. Metcalfe                 June 22, 2001               200              91.79
Kenneth A. Miller                  June 22, 2001             1,880              91.79
Edward S. Misrahi                  June 22, 2001             1,143              91.79
David B. Philip                    June 22, 2001               700              91.79
Paul A. Phillips                   June 22, 2001               939              91.79
Paul A. Phillips                   June 22, 2001               600              91.79
Joseph Ravitch                     June 22, 2001               940              91.79
Joseph Ravitch                     June 22, 2001               360              91.79
Ivan Ross                          June 22, 2001               450              91.79
Randolph C. Snook                  June 22, 2001               916              91.79
Randolph C. Snook                  June 22, 2001               614              91.79
Andrew J. Stuart                   June 22, 2001             1,000              91.79

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------
Greg W. Tebbe                      June 22, 2001             1,100              91.79
Rory T. Tobin                      June 22, 2001               401              91.79
Rory T. Tobin                      June 22, 2001               813              91.79
Stephen S. Trevor                  June 22, 2001               500              91.79
C. Howard Wietschner               June 22, 2001               200              91.79
Anthony D. Bernbaum                June 25, 2001               845              91.10
Paul M. DiNardo                    June 25, 2001             1,511              91.10
Matthieu B. Duncan                 June 25, 2001               100              91.10
Matthieu B. Duncan                 June 25, 2001               149              91.10
Matthieu B. Duncan                 June 25, 2001               707              91.10
Matthieu B. Duncan                 June 25, 2001               282              91.10
Michael L. Dweck                   June 25, 2001               959              91.10
Edward K. Eisler                   June 25, 2001             2,608              91.10
Gary T. Giglio                     June 25, 2001               758              91.10
David A. Kaplan                    June 25, 2001                53              91.10
David A. Kaplan                    June 25, 2001                58              91.10
David A. Kaplan                    June 25, 2001               905              91.10
David A. Kaplan                    June 25, 2001               362              91.10
Roger A. Liddell                   June 25, 2001               563              91.10
Roger A. Liddell                   June 25, 2001               225              91.10
John C. McIntire                   June 25, 2001             1,565              91.10
John W. McMahon                    June 25, 2001               939              91.10
Anne Welsh McNulty                 June 25, 2001               344              91.10
Christian A. Meissner              June 25, 2001             1,255              91.10
Christian A. Meissner              June 25, 2001               305              91.10
Andrea Ponti                       June 25, 2001             1,318              91.10
Andrea Ponti                       June 25, 2001             1,093              91.10
Katsunori Sago                     June 25, 2001             2,986              91.10
J. Michael Sanders                 June 25, 2001               500              91.10
Ralph J. Silva                     June 25, 2001               697              91.10
Johannes R. Sulzberger             June 25, 2001               232              91.10
Johannes R. Sulzberger             June 25, 2001               744              91.10
George M. Suspanic                 June 25, 2001             1,412              91.10
David R. Walton                    June 25, 2001             1,274              91.10
Raanan A. Agus                     June 26, 2001               400              88.77
Benjamin S. Bram                   June 26, 2001             1,293              88.77
Timothy B. Bunting                 June 26, 2001               396              88.77
Timothy B. Bunting                 June 26, 2001             1,576              88.77
Peter C. Herbert                   June 26, 2001             1,174              88.77
Raymond J. Iwanowski               June 26, 2001             1,856              88.77
Kevin L. Lundeen                   June 26, 2001               307              88.77
Shogo Maeda                        June 26, 2001               600              88.77
Blake W. Mather                    June 26, 2001               114              88.77
Blake W. Mather                    June 26, 2001             1,038              88.77
Fergal J. O'Driscoll               June 26, 2001               326              88.77
Barry S. Turkanis                  June 26, 2001             1,060              88.77
Eiji Ueda                          June 26, 2001             2,397              88.77
Frederick G. Van Zijl              June 26, 2001             1,457              88.77
W. Thomas York, Jr.                June 26, 2001             1,100              88.77
Raanan A. Agus                     June 27, 2001               407              89.28
James J. Birch                     June 27, 2001               766              89.28
Douglas C. Heidt                   June 27, 2001               523              89.28
Douglas C. Heidt                   June 27, 2001               760              89.28
Peter Hollmann                     June 27, 2001               313              89.28

COVERED PERSON                       TRADE DATE     NUMBER OF SHARES    PRICE PER SHARE
---------------------------------------------------------------------------------------
John L. Kelly                      June 27, 2001             1,179              89.28
John L. Kelly                      June 27, 2001               690              89.28
James T. Kiernan, Jr.              June 27, 2001               818              89.28
James T. Kiernan, Jr.              June 27, 2001               353              89.28
Adrian P. Kingshott                June 27, 2001             1,647              89.28
Bruce M. Larson                    June 27, 2001             1,650              89.28
Andrew L. Metcalfe                 June 27, 2001               200              89.28
Carmine C. Capossela               June 28, 2001               756              88.22
Carmine C. Capossela               June 28, 2001               320              88.22
Thomas G. Connolly                 June 28, 2001               665              88.22
Philip A. Cooper                   June 28, 2001             1,200              88.22
John W. Curtis                     June 28, 2001             1,533              88.22
Andrew C. Devenport                June 28, 2001               458              88.22
Noel B. Donohoe                    June 28, 2001               500              88.22
Christopher H. Eoyang              June 28, 2001               874              88.22
Robert R. Gheewalla                June 28, 2001               943              88.22
James M. Karp                      June 28, 2001             1,848              88.22
James M. Karp                      June 28, 2001               156              88.22
Fergal J. O'Driscoll               June 28, 2001               326              88.22
Fergal J. O'Driscoll               June 28, 2001               597              88.22
Geoffrey M. Parker                 June 28, 2001               827              88.22
Geoffrey M. Parker                 June 28, 2001               529              88.22
Anthony John Reizenstein           June 28, 2001             1,600              88.22
Barry S. Turkanis                  June 28, 2001             1,000              88.22
Shirley Fung                       June 29, 2001             2,811              85.87
Christopher Grigg                  June 29, 2001               966              85.87
Christopher Grigg                  June 29, 2001                34              85.87
Daniel H. Klebes II                June 29, 2001             1,137              85.87
Charles G. R. Manby                June 29, 2001               460              85.87
Charles G. R. Manby                June 29, 2001             1,834              85.87
Christopher G. Williams            June 29, 2001             1,249              85.87
Paolo Zannoni                      June 29, 2001               658              85.87
Paolo Zannoni                      June 29, 2001             1,317              85.87
Paolo Zannoni                      June 29, 2001               604              85.87
Paolo Zannoni                      June 29, 2001               239              85.87
Dean C. Backer                      July 2, 2001               713              84.71
Teresa E. Holliday                  July 2, 2001               935              84.71
Jacques M. Longerstaey              July 2, 2001               350              84.71
Carl-Georg Bauer-Schlichtegroll     July 3, 2001               377              84.11
Carl-Georg Bauer-Schlichtegroll     July 3, 2001               752              84.11
Robert C. King, Jr.                 July 3, 2001             3,708              84.11
Robert C. King, Jr.                 July 3, 2001               839              84.11
Roderic L. Prat                     July 3, 2001             1,338              84.11
William H. Wolf, Jr.                July 3, 2001               650              84.11
James J. Birch                      July 5, 2001               750              84.30
Greg W. Tebbe                       July 5, 2001             1,179              84.30
James J. Birch                      July 6, 2001               750              82.50
Raimund W. Herden                   July 6, 2001               872              82.50


RULE 144 PROGRAM

Commencing on June 27, 2001, the Covered Persons listed in Table I below sold an aggregate of 1,731,170 Covered Shares under the Rule 144 Program referred to in
Item 4 above through July 6, 2001. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

    Table I

                                                                SHARES SOLD     TOTAL SHARES SOLD ON
                           COVERED PERSON                    EACH TRADING DAY     ALL TRADING DAYS
         -------------------------------------------------------------------------------------------
         Bradley I. Abelow                                            590                  4,130
         Paul M. Achleitner                                         2,702                 18,915
         Armen A. Avanessians                                       1,351                  9,457
         David Baum                                                   599                  4,193
         Frank A. Bednarz                                              37                    259
         Ron E. Beller                                              1,267                  8,869
         Milton R. Berlinski                                          973                  6,811
         Lloyd C. Blankfein                                         1,892                 13,244
         David W. Blood                                             1,621                 11,348
         Peter L. Briger, Jr.                                         811                  5,677
         Richard J. Bronks                                            655                  4,585
         Lawrence R. Buchalter                                      1,081                  7,567
         Michael J. Carr                                              772                  5,404
         Christopher J. Carrera                                       648                  4,536
         Mary Ann Casati                                              338                  2,366
         Zachariah Cobrinik                                         1,265                  8,855
         Gary D. Cohn                                               1,148                  8,036
         Christopher A. Cole                                          270                  1,890
         William Connell                                               79                    553
         Carlos A. Cordeiro                                         2,151                 15,058
         Henry Cornell                                              2,040                 14,281
         E. Gerald Corrigan                                           676                  4,732
         Frank L. Coulson, Jr.                                      2,516                 17,612
         Randolph L. Cowen                                            676                  4,732
         Timothy D. Dattels                                         1,230                  8,610
         Gavyn Davies                                                 622                  4,354
         David A. Dechman                                             629                  4,403
         Joseph Della Rosa                                          1,892                 13,244
         Alexander C. Dibelius                                        135                    945
         John O. Downing                                            1,621                 11,348
         Connie K. Duckworth                                        1,640                 11,481
         C. Steven Duncker                                            676                  4,732
         Glenn P. Earle                                             1,196                  8,372
         Paul S. Efron                                                647                  4,529
         Aubrey J. Ellis                                               95                    665
         J. Michael Evans                                           3,010                 21,070
         Pieter Maarten Feenstra                                      605                  4,235
         Lawton W. Fitt                                             2,027                 14,189
         David B. Ford                                              2,537                 17,759


----------
* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

                                                                SHARES SOLD     TOTAL SHARES SOLD ON
                           COVERED PERSON                    EACH TRADING DAY     ALL TRADING DAYS
         -------------------------------------------------------------------------------------------
         Edward C. Forst                                              270                  1,890
         Christopher G. French                                        283                  1,981
         Richard A. Friedman                                        3,781                 26,467
         Peter C. Gerhard                                           2,059                 14,413
         Nomi P. Ghez                                               1,794                 12,558
         Joseph H. Gleberman                                        2,698                 18,886
         Jeffrey B. Goldenberg                                        405                  2,835
         Jacob D. Goldfield                                         2,094                 14,658
         Andrew M. Gordon                                             703                  4,921
         Geoffrey T. Grant                                          1,111                  7,777
         Eric P. Grubman                                            1,337                  9,359
         Joseph D. Gutman                                             270                  1,890
         Robert S. Harrison                                           811                  5,677
         Thomas J. Healey                                           1,403                  9,821
         David B. Heller                                              676                  4,732
         Mary C. Henry                                              1,205                  8,435
         M. Roch Hillenbrand                                          405                  2,835
         Jacquelyn M. Hoffman-Zehner                                  945                  6,615
         Fern Hurst                                                   540                  3,780
         Robert J. Hurst                                            1,081                  7,567
         Francis J. Ingrassia                                       1,431                 10,017
         Timothy J. Ingrassia                                         710                  4,970
         Reuben Jeffery III                                         2,436                 17,052
         Stefan J. Jentzsch                                           540                  3,780
         Chansoo Joung                                                270                  1,890
         Ann F. Kaplan                                              2,251                 15,757
         Barry A. Kaplan                                            1,019                  7,133
         Scott B. Kapnick                                           2,537                 17,759
         Robert J. Katz                                             3,147                 22,029
         Douglas W. Kimmelman                                         676                  4,732
         Bradford C. Koenig                                         1,083                  7,581
         Jonathan L. Kolatch                                        1,430                 10,010
         David G. Lambert                                             902                  6,314
         Thomas D. Lasersohn                                          654                  4,578
         Anthony D. Lauto                                             646                  4,522
         Matthew G. L'Heureux                                         676                  4,732
         Lawrence H. Linden                                         2,107                 14,749
         Robert Litterman                                           1,473                 10,311
         Robert H. Litzenberger                                       467                  3,269
         Jonathan M. Lopatin                                        1,105                  7,735
         Michael R. Lynch                                           2,432                 17,024
         Peter G. C. Mallinson                                      2,399                 16,793
         Arthur S. Margulis, Jr.                                      378                  2,646
         Ronald G. Marks                                            1,139                  7,973
         Eff W. Martin                                              1,936                 13,552
         John P. McNulty                                            3,482                 24,374
         E. Scott Mead                                                676                  4,732
         Sanjeev K. Mehra                                             540                  3,780
         Eric M. Mindich                                            1,351                  9,457
         Steven T. Mnuchin                                          1,351                  9,457
         Masanori Mochida                                           3,100                 21,700

                                                                SHARES SOLD     TOTAL SHARES SOLD ON
                           COVERED PERSON                    EACH TRADING DAY     ALL TRADING DAYS
         -------------------------------------------------------------------------------------------
         Karsten N. Moller                                          1,243                  8,701
         Wayne L. Moore                                               270                  1,890
         Robert B. Morris III                                       2,502                 17,514
         R. Scott Morris                                               54                    378
         Sharmin Mossavar-Rahmani                                   1,621                 11,347
         Edward A. Mule                                             1,216                  8,512
         Philip D. Murphy                                             540                  3,780
         Thomas S. Murphy, Jr.                                        311                  2,177
         Avi M. Nash                                                  492                  3,444
         Daniel M. Neidich                                          2,681                 18,767
         Kipp M. Nelson                                             1,338                  9,366
         Michael E. Novogratz                                         540                  3,780
         Terence J. O'Neill                                         1,081                  7,567
         Timothy J. O'Neill                                         2,542                 17,794
         Donald C. Opatrny, Jr.                                     2,027                 14,189
         Robert J. O'Shea                                           2,105                 14,735
         Greg M. Ostroff                                              524                  3,668
         Robert J. Pace                                               482                  3,374
         Scott M. Pinkus                                            2,430                 17,010
         Timothy C. Plaut                                           1,428                  9,996
         John J. Powers                                             1,351                  9,457
         Scott Prince                                                 541                  3,787
         Stephen D. Quinn                                           2,357                 16,499
         Michael G. Rantz                                           1,248                  8,736
         Girish V. Reddy                                              607                  4,249
         James P. Riley, Jr.                                        2,282                 15,974
         Simon M. Robertson                                         1,351                  9,457
         J. David Rogers                                            2,478                 17,346
         Emmanuel Roman                                               405                  2,835
         Ralph F. Rosenberg                                           497                  3,479
         Stuart M. Rothenberg                                         811                  5,677
         Michael S. Rubinoff                                          638                  4,466
         Richard M. Ruzika                                            629                  4,403
         Jeri Lynn Ryan                                               368                  2,576
         John C. Ryan                                                 676                  4,732
         Michael D. Ryan                                              270                  1,890
         Richard A. Sapp                                            2,702                 18,914
         Joseph Sassoon                                             2,053                 14,371
         Tsutomu Sato                                                 819                  5,733
         Muneer A. Satter                                           1,138                  7,966
         Jonathan S. Savitz                                           376                  2,632
         Peter Savitz                                               1,040                  7,280
         Howard B. Schiller                                         1,081                  7,567
         Antoine Schwartz                                             749                  5,243
         Eric S. Schwartz                                           2,221                 15,547
         Charles B. Seelig, Jr.                                     2,162                 15,134
         Steven M. Shafran                                            941                  6,587
         James M. Sheridan                                            811                  5,677
         Richard G. Sherlund                                        1,467                 10,269
         Howard A. Silverstein                                        540                  3,780
         Dinakar Singh                                                643                  4,501

                                                                SHARES SOLD     TOTAL SHARES SOLD ON
                           COVERED PERSON                    EACH TRADING DAY     ALL TRADING DAYS
         -------------------------------------------------------------------------------------------
         Christian J. Siva-Jothy                                      662                  4,634
         Cody J Smith                                               1,138                  7,966
         Jonathan S. Sobel                                            638                  4,466
         Marc A. Spilker                                            1,159                  8,113
         Daniel W. Stanton                                          1,351                  9,457
         Esta E. Stecher                                            1,484                 10,388
         Cathrine S. Steck                                            501                  3,507
         Fredric E. Steck                                             676                  4,732
         Robert K. Steel                                            3,378                 23,646
         Gene T. Sykes                                              1,081                  7,567
         Mark R. Tercek                                             1,056                  7,392
         Donald F. Textor                                           1,342                  9,394
         John R. Tormondsen                                         1,054                  7,378
         Leslie C. Tortora                                          2,440                 17,080
         John L. Townsend III                                       1,928                 13,496
         Byron D. Trott                                               896                  6,272
         Thomas E. Tuft                                             1,351                  9,457
         Malcolm B. Turnbull*                                         687                  4,809
         John E. Urban                                                639                  4,473
         Lee G. Vance                                               1,516                 10,612
         David A. Viniar                                            2,702                 18,914
         George H. Walker IV                                          591                  4,137
         Patrick J. Ward                                            3,893                 27,251
         John S. Weinberg                                           1,351                  9,457
         George W. Wellde, Jr.                                      1,621                 11,347
         Anthony G. Williams                                        2,242                 15,694
         Gary W. Williams                                           1,892                 13,244
         Jon Winkelreid                                               676                  4,732
         Steven J. Wisch                                            1,160                  8,120
         Richard E. Witten                                          2,661                 18,627
         Tracy R. Wolstencroft                                        676                  4,732
         Yasuyo Yamazaki                                              762                  5,334
         Danny O. Yee                                               1,379                  9,653
         Michael J. Zamkow                                          1,351                  9,457
         Gregory H. Zehner                                          1,043                  7,301
         Joseph R. Zimmel                                           2,906                 20,342
         Barry L. Zubrow                                            1,351                  9,457
         Mark A. Zurack                                             1,292                  9,044

         TRUSTS
         The Corzine Blind Trust                                    7,454                 52,179
         Mark Dehnert Living Trust                                    135                    945
         The Unicorn Trust                                          2,796                 19,572

         PARTNERSHIPS
         The Daniel G. Brennan Family Limited Partnership             199                  1,393
         Mijen Family Partnership                                     270                  1,890
         The Rizner Family Limited Partnership                        305                  2,135

----------
* Includes shares held by a corporation wholly owned by the Covered Person.

                                                                SHARES SOLD     TOTAL SHARES SOLD ON
                           COVERED PERSON                    EACH TRADING DAY     ALL TRADING DAYS
         -------------------------------------------------------------------------------------------
         CORPORATIONS
         Guapulo Holdings Limited                                     811                  5,677
         HJS2 Limited                                                 135                    945
         Majix Limited                                              1,345                  9,415
         Melalula Limited                                           2,458                 17,206
         Robinelli Limited                                            559                  3,913
         Vyrona Holdings Limited                                    2,702                 18,914


Table II

          TRADING DAY                             PRICE PER SHARE
          -------------------------------------------------------
          June 27, 2001                               $89.82
          June 28, 2001                                88.48
          June 29, 2001                                85.68
          July 2, 2001                                 84.84
          July 3, 2001                                 84.39
          July 5, 2001                                 84.61
          July 6, 2001                                 82.52

The Covered Person listed below participates in the Common Stock fund of The Goldman Sachs Employees' Profit Sharing Retirement Income Plan. This Covered Person acquired interests in the Common Stock fund representing the number of shares of Common Stock set forth below:

|------------------|------------------|-----------------|--------------------|
|                  |   TRANSACTION    |    NUMBER OF    |                    |
| COVERED PERSON   |       DATE       |     SHARES      |   PRICE PER SHARE  |
|------------------|------------------|-----------------|--------------------|
| Thomas J. McAdam |   June 29, 2001  |        2        |       $85.80       |
|------------------|------------------|-----------------|--------------------|

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 11, 2001

                                        By: /s/ Esta E. Stecher
                                           -------------------------------
                                           Name: Esta E. Stecher
                                           Title: Attorney-in-Fact

                                  EXHIBIT INDEX


  Exhibit                             Description
-----------     ----------------------------------------------------------------
     A.           Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17,
                  1999 (File No. 005-56295) (the "Initial Schedule 13D")).

     B.           Voting Agreement, dated as of April 30, 1999, by and among The
                  Goldman Sachs Group, Inc., The Trustees of the Estate of
                  Bernice Pauahi Bishop and Kamehameha Activities Association
                  (incorporated by reference to Exhibit B to the Initial
                  Schedule 13D).

     C.           Voting Agreement, dated as of April 30, 1999, by and among The
                  Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and
                  Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

     D.           Form of Agreement Relating to Noncompetition and Other
                  Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

     E.           Form of Pledge Agreement (the "IPO Pledge Agreement")
                  (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

     F.           Form of Amendment No. 1 to the IPO Pledge Agreement (filed as
                  Exhibit E), dated July 10, 2000 (incorporated by reference to
                  Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

     G.           Registration Rights Instrument, dated as of December 10, 1999
                  (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No.
                  005-56295)).

     H.           Supplemental Registration Rights Instrument, dated as of
                  December 10, 1999 (incorporated by reference to Exhibit H to
                  Amendment No. 1 to the Initial Schedule 13D, filed December
                  17, 1999 (File No. 005-56295)).

     I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs
                  Group, L.P. (incorporated by reference to Exhibit I to
                  Amendment No. 2 to the Initial Schedule 13D, filed June 21,
                  2000 (File No. 005-56295)).

     J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No.
                  2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                  005-56295)).

     K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C.
                  (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                  005-56295)).

     L.           Form of Counterpart to Shareholders' Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

     M.           Form of Counterpart to Shareholders' Agreement for non-U.S.
                  trusts (incorporated by reference to Exhibit M to Amendment
                  No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File
                  No. 005-56295)).

                                  EXHIBIT INDEX


  Exhibit                             Description
-----------     ----------------------------------------------------------------
     N.           Form of Guarantee and Pledge Agreement for non-U.S.
                  corporations (incorporated by reference to Exhibit N to
                  Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

     O.           Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30,
                  2000 (File No. 005-56295)).

     P.           Form of Pledge Agreement for shareholders of non-U.S.
                  corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     Q.           Form of Counterpart to Shareholders' Agreement for Transferee
                  Covered Persons (incorporated by reference to Exhibit Q to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

     R.           Supplemental Registration Rights Instrument, dated as of June
                  19, 2000 (incorporated by reference to Exhibit R to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

     S.           Supplemental Registration Rights Instrument, dated as of July
                  31, 2000 (incorporated by reference to Exhibit S to Amendment
                  No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File
                  No. 005-56295)).

     T.           Underwriting Agreement (U.S. Version), dated as of August 1,
                  2000 (incorporated by reference to Exhibit T to Amendment No.
                  5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                  005-56295)).

     U.           Underwriting Agreement (International Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit U to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

     V.           Underwriting Agreement (Asia/Pacific Version), dated as of
                  August 1, 2000 (incorporated by reference to Exhibit V to
                  Amendment No. 5 to the Initial Schedule 13D, filed August 2,
                  2000 (File No. 005-56295)).

     W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial
                  Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

     X.           Power of Attorney (incorporated by reference to Exhibit X to
                  Amendment No. 14 to the Initial Schedule 13D, filed March 29,
                  2001 (File No. 005-56295)).

     Y.           Form of Amended and Restated Member Agreement, dated as of
                  September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person
                  (incorporated by reference to Exhibit Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No.
                  005-56295)).

     Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person (incorporated by reference to Exhibit Z to Amendment No. 10 to the Initial
                  Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

                                  EXHIBIT INDEX


  Exhibit                             Description
-----------     ----------------------------------------------------------------
    AA.           Supplemental Registration Rights Instrument, dated as of
                  December 21, 2000 (incorporated by reference to Exhibit AA to
                  Amendment No. 12 to the Initial Schedule 13D, filed January
                  23, 2001 (File No. 005-56295)).

    BB. Form of Member Agreement, dated as of January 26, 2001, between GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).

    CC.           Form of Pledge Agreement, dated as of March 19, 2001, between
                  GS Inc. and each Jacobson Covered Person (incorporated by reference to Exhibit CC to Amendment No. 14 to the Initial
                  Schedule 13D, filed March 28, 2001 (File No. 005-56295)).